Exhibit 10.1

Execution Copy

ASSET ACQUISITION AGREEMENT

among

TRAFFIX, INC.,

HOT ROCKET ACQUISITION CORP.,

HOT ROCKET MARKETING INC.,

and

MARK COLACIOPPO

FOR THE ACQUISITION OF

THE ASSETS OF

HOT ROCKET MARKETING INC.

Dated as of January 21, 2005

TABLE OF CONTENTS

TABLE OF CONTENTS

1.	DEFINITIONS.

	1.1	Acquired Assets.
	1.2	Acquired Liabilities.
	1.3	Additional Payment.
	1.4	Adwerks.
	1.5	Affiliate.
	1.6	Asserted Liability.
	1.7	Balance Sheet Date.
	1.8	Bill of Sale.
	1.9	Blue Sky Laws.
	1.10	Business Day.
	1.11	Cash Component.
	1.12	Claims.
	1.13	Claims Notice.
	1.14	Clockwork.
	1.15	Clockwork Assets.
	1.16	Clockwork Customer List.
	1.17	Closing.
	1.18	Closing Date.
	1.19	Closing Share Price.
	1.20	Code.
	1.21	Commission.
	1.22	Common Stock.
	1.23	Contingent Payment.
	1.24	Contingent Purchase Price.
	1.25	Contracts.
	1.26	Controlled Company.
	1.27	December 31 Financial Statements.
	1.28	Delivered Financial Statements.
	1.29	Determining Accountant.
	1.30	Dollars or $.
	1.31	Domain Names.
	1.32	EasySearchBar.
	1.33	EBITDA.
	1.34	EBITDA Statement.
	1.35	Employment Agreement.
	1.36	Environmental Claim.
	1.37	Environmental Law.
	1.38	ERISA.
	1.39	Escrow Agent.
	1.40	Exchange Act.
	1.41	Excluded Liabilities.

i

1.42	Excluded Assets.
1.43	Financial Statements.
1.44	First Contingent Payment.
1.45	Fixed Purchase Price.
1.46	Fourth Contingent Payment.
1.47	GAAP.
1.48	Governmental Authority.
1.49	Hazardous Materials.
1.50	Indemnification Cap.
1.51	Indemnification Threshold.
1.52	Indemnifying Party.
1.53	Indemnitee.
1.54	Internet.
1.55	Knowledge.
1.56	Law.
1.57	Licenses.
1.58	Lien.
1.59	Machinery and Equipment.
1.60	Material Adverse Effect.
1.61	May 31 Financial Statements.
1.62	Media Inventory.
1.63	Minimum Working Capital.
1.64	NEWCO EBITDA.
1.65	Notice of Disagreement.
1.66	Operating Threshold Date.
1.67	Operating Threshold Period.
1.68	Order.
1.69	Other Documents.
1.70	Per Share Shortfall.
1.71	Person.
1.72	Purchase Price.
1.73	Purchase Price Allocation.
1.74	Registrar.
1.75	Registration Rights Agreement.
1.76	Restrictive Agreement.
1.77	Second Contingent Payment.
1.78	Securities Act.
1.79	Seller Indemnified Parties.
1.80	Seller’s Accountants.
1.81	Seller’s Business.
1.82	Seller’s Shareholder.
1.83	Share Certificates.
1.84	Shares.
1.85	Shortfall Date.
1.86	Specifications.
1.87	Start Date.

	1.88	Stub Period Financial Statement.
	1.89	Tax.
	1.90	Tax Return.
	1.91	Third Contingent Payment.
	1.92	Trade Rights.
	1.93	Traffix’s Accountants.
	1.94	Traffix Indemnified Parties.
	1.95	Year-End Financial Statements.

2.	SALE AND PURCHASE OF ACQUIRED ASSETS; ASSUMPTION OF ACQUIRED LIABILITIES.

	2.1	Sale and Purchase of Acquired Assets.
	2.2	Acquired Liabilities.

3.	PURCHASE PRICE.

	3.1	Fixed Purchase Price.
	3.2	Contingent Purchase Price.
	3.3	Additional Payments.
	3.4	Shortfall Adjustment.
	3.5	[Intentionally Omitted]
	3.6	Escrow; Payment of Undisclosed Liabilities.

4.	THE CLOSING.

	4.1	Closing.
	4.2	Deliveries by Seller at Closing.
	4.3	Deliveries by Traffix and NEWCO at Closing.
	4.4	Delivery of Employment Agreement at Closing.
	4.5	Payments of Outstanding Liabilities to Certain Vendors.

5.	REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER’S SHAREHOLDERS.

	5.1	Existence and Good Standing.
	5.2	Shareholder.
	5.3	Financial Statements.
	5.4	Books and Records.
	5.5	Real Property; Personal Property; Machinery and Equipment.
	5.6	Contracts.
	5.7	Litigation.
	5.8	Taxes.
	5.9	Liabilities.
	5.10	Trade Rights.
	5.11	Compliance with Laws.
	5.12	Licenses.
	5.13	Insurance.
	5.14	Supplier and Customer Relations.
	5.15	Employment Relations.
	5.16	Employee Benefit Plans.

	5.17	[Intentionally Omitted].
	5.18	Valid Agreements; Restrictive Documents.
	5.19	Required Approvals, Notices and Consents.
	5.20	Disclosure.
	5.21	Environmental Conditions.
	5.22	Health and Safety Conditions.
	5.23	Copies of Documents.
	5.24	Brokers.
	5.25	Domain Names.
	5.26	Interaction with Users.
	5.27	EasySearchBar.
	5.28	Adwerks.
	5.29	Clockwork.
	5.30	Seller’s Accounts Receivable and Payable.
	5.31	Good Media Inventory.

6.	REPRESENTATIONS OF TRAFFIX AND PURCHASER.

	6.1	Existence and Good Standing.
	6.2	Shares.
	6.3	Valid Agreements; Restrictive Documents.
	6.4	Required Approvals, Notices and Consents.
	6.5	No Brokers.
	6.6	Exchange Act Filings.

7.	POST CLOSING COVENANTS.

	7.1	General.
	7.2	Post-Closing Access.
	7.3	Cooperation in Preparation of Securities Law Filings.
	7.4	Availability of Minimum Working Capital.
	7.5	Survivability of Purchaser.
	7.6	Retention of Purchaser Business Subsequent to Termination of Employment of Seller’s Shareholder.
	7.7	Post-Closing Management of NEWCO.
	7.8	Non-competition.
	7.9	Key Employee Agreements.
	7.10	Payment of Excluded Liabilities.
	7.11	Purchase Price Allocation.

8.	SURVIVAL OF REPRESENTATIONS; INDEMNITIES.

	8.1	Survival of Representations and Warranties of Seller and the Seller’s Shareholders.
	8.2	Obligations of Seller and the Seller’s Shareholder to Indemnify.
	8.3	Survival of Representations and Warranties of Traffix and Purchaser.
	8.4	Notice and Opportunity to Defend.
	8.5	Limitations on Liability.

9.	MISCELLANEOUS.

	9.1	Expenses.
	9.2	Governing Law; Jurisdiction.
	9.3	Captions.
	9.4	Notices.
	9.5	Parties in Interest.
	9.6	Severability.
	9.7	Counterparts.
	9.8	Entire Agreement; Amendments.

v

ASSET ACQUISITION AGREEMENT

AGREEMENT, dated as of January 21, 2005 (this “Agreement”), by and among TRAFFIX, INC., a Delaware corporation, having an address at One Blue Hill Plaza, Fifth Floor, Pearl River, New York 10965 (hereafter referred to as “Traffix”); HOT ROCKET ACQUISITION CORP., a Delaware corporation, having an address at One Blue Hill Plaza, Fifth Floor, Pearl River, New York 10965 (hereafter referred to as “NEWCO” or “Purchaser”); HOT ROCKET MARKETING INC., a New York corporation, having an address at 220 Mineola Boulevard, Suite 5 & 6, Mineola, New York 11501 (hereafter referred to as “HotRocket” or “Seller”); and MARK COLACIOPPO, an individual having an address at 25 Wheatley Avenue, Albertson, New York 11507 (hereafter referred to as “Mark”).

W I T N E S S E T H :

WHEREAS, NEWCO, a wholly owned subsidiary of Traffix, wishes to acquire and Seller is willing to sell to NEWCO the Acquired Assets (as defined herein), upon the terms and conditions hereof;

NOW, THEREFORE, in consideration of the agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      DEFINITIONS.

Capitalized terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Section 1.  Certain additional defined terms are set forth elsewhere in this Agreement.

1.1                                 Acquired Assets.

“Acquired Assets” means all assets of every kind, character and description, whether tangible or intangible, whether real, personal or mixed, and wherever situated, employed, used or held in connection with the business or operations of Seller’s Business, including, without limitation, the following:

(1)                                  all Trade Rights and Specifications;

(2)                                  the Domain Names, together with the goodwill associated with and symbolized by any Domain Names and registration thereof and all intellectual property rights associated therewith, including, without limitation, all trade names, trademarks, service marks, copyrights, common law rights and other intellectual property rights whatsoever or any interest therein (whether or not registrable under copyright, trademark or similar statutes or subject to analogous protection), together with all claims for damages by reason of past infringement of said Domain Names, with the right to sue for and collect the same for Purchaser’s own use and for the use of its successors, assigns or other legal representatives;

(3)                                  all of the following relating to the Seller’s Business and/or the Trade Rights:  customer lists (including without limitation the Clockwork Customer List),

customer information and identifications (including Internet electronic mail addresses), databases, account records, pricing information, sales literature, promotional literature and all other books and records, files, invoices, supplier lists, blueprints, specifications, designs, drawings, prototypes, letters of credit, prepaid items and deposits, and the names “Hot Rocket” and “Adwerks” and “Clockwork” together with any goodwill associated therewith;

(4)                                  all inventory, work in process, product or service ideas or proposals, supplies, spare parts and other tangible assets used in connection with the Seller’s Business;

(5)                                  all Media Inventory;

(6)                                  all Machinery and Equipment;

(7)                                  the Clockwork Assets;

(8)                                  goodwill; and

(9)                                  all Contracts and all warranties, claims and causes of action against third parties relating to any of the Acquired Assets.

1.2                                 Acquired Liabilities.

“Acquired Liabilities” means only those liabilities of Seller listed on Schedule 1.2, but shall in any case exclude the Excluded Liabilities.

1.3                                 Additional Payment.

“Additional Payment” means an additional payment of Purchase Price in an amount equal to $375,000, payable in accordance with Section 3.3.

1.4                                 Adwerks.

“Adwerks” means Adwerks, Inc., a New York corporation.

1.5                                 Affiliate.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly controlling, controlled by or under common control with such Person.  For purposes of this Agreement, Clockwork shall be deemed an Affiliate of Seller and Seller’s Shareholder, except in any instance with respect to which Clockwork is expressly excluded from the term “Affiliate”.  For purposes of Section 5 of this Agreement, Adwerks and EasySearchBar shall not be deemed Affiliates of Seller and Seller’s Shareholder.

1.6                                 Asserted Liability.

“Asserted Liability” has the meaning given in Section 8.4(a).

1.7                                 Balance Sheet Date.

“Balance Sheet Date” means September 30, 2004.

1.8                                 Bill of Sale.

“Bill of Sale” means the Bill of Sale substantially in the form of Schedule 1.8.

1.9                                 Blue Sky Laws.

“Blue Sky Laws” means the laws of any state, the District of Columbia, or any territory or other jurisdiction in the United States governing the purchase and/or sale of securities in such jurisdiction.

1.10                           Business Day.

“Business Day” means a day, other than Saturday, Sunday or a day on which banks in New York City are required or permitted to be closed.

1.11                           Cash Component.

“Cash Component” means $2,832,500.

1.12                           Claims.

“Claims” has the meaning given in Section 8.2.

1.13                           Claims Notice.

“Claims Notice” has the meaning given in Section 8.4(a).

1.14                           Clockwork.

“Clockwork” means Clockwork Advertising, Inc., a New York corporation.

1.15                           Clockwork Assets.

“Clockwork Assets” means any and all assets acquired by Seller from Clockwork pursuant to that certain Asset Acquisition Agreement dated January 21, 2005 among HotRocket, Clockwork, Joseph Frevola and Philip Colacioppo, including, without limitation, the name “Clockwork”, the Contracts set forth on Schedule 5.6B and the Clockwork Customer List.

1.16                           Clockwork Customer List.

“Clockwork Customer List” means the customer list acquired by Seller from Clockwork as described in Sections 5.29.

1.17                           Closing.

“Closing” means the closing of the transactions described in this Agreement pursuant to Section 4 of this Agreement.

1.18                           Closing Date.

“Closing Date” means the date of the Closing under this Agreement.

1.19                           Closing Share Price.

“Closing Share Price” means $6.15, being the average market closing price of the Common Stock, as listed on Nasdaq (or the market or exchange upon which the Common Stock is then listed), for the ten (10) trading days immediately preceding the Closing Date.

1.20                           Code.

“Code” means the Internal Revenue Code of 1986, as amended.

1.21                           Commission.

“Commission” means the United States Securities and Exchange Commission.

1.22                           Common Stock.

“Common Stock” means the shares of common stock, par value $.001 per share, of Traffix.

1.23                           Contingent Payment.

“Contingent Payment” means any of the First Contingent Payment, Second Contingent Payment, Third Contingent Payment or Fourth Contingent Payment.

1.24                           Contingent Purchase Price.

“Contingent Purchase Price” has the meaning given in Section 3.2(a).

1.25                           Contracts.

“Contracts” means all contracts, leases, licenses, commitments, sales orders, invoices, purchase orders and other agreements relating to the Seller’s Business to which Seller or any Affiliate of Seller is a party or with respect to which Seller or any Affiliate of Seller is a third-party beneficiary, including the agreements listed on Schedules 5.6A and 5.6B.

1.26                           Controlled Company.

“Controlled Company” means (i) any Affiliate of Seller and (ii) any Affiliate of Seller’s Shareholder that is engaged in a line of business that is similar to or competes with the Seller’s Business or acts as a supplier or customer of Seller.  Without limiting the generality of the foregoing, for purposes of this Agreement the term Controlled Company shall be deemed to include Clockwork.

1.27                           December 31 Financial Statements.

“December 31 Financial Statements” means the income statement and balance sheet of HotRocket, Clockwork and each of their respective subsidiaries, for the period September 30, 2004 to December 31, 2004 prepared by Seller in accordance with GAAP applied on a consistent basis throughout the period covered thereby, subject to the lack of footnote disclosure and changes resulting from normal year-end adjustments (none of which would, alone or in the aggregate, be materially adverse to the financial condition, operating results, assets, operations or business prospects of the Seller and Clockwork).  A true, complete and correct copy of the December 31 Financial Statements is attached hereto as Schedule 1.27.

1.28                           Delivered Financial Statements.

“Delivered Financial Statements” has the meaning given in Section 5.3(a).

1.29                           Determining Accountant.

“Determining Accountant” shall mean an accountant that has no past or existing relationship with Seller, Traffix or any of their respective Affiliates and that is selected by Traffix’s Accountants and Seller’s Accountants in accordance with this Agreement, or, in the event of such two accountants’ inability to select a Determining Accountant, by a Judge of the Supreme Court of the State of New York, County of New York, upon petition by either Traffix or Seller.

1.30                           Dollars or $.

“Dollars” or “$” means United States dollars.

1.31                           Domain Names.

“Domain Names” means any and all domain names owned by Seller or any Affiliate of Seller, all of which are listed on Schedule 1.31, and which have been registered with the Registrar.

1.32                           EasySearchBar.

“EasySearchBar” means EasySearchBar, Inc., a New York corporation.

1.33                           EBITDA.

“EBITDA” means, with respect to any Person, an amount equal to a Person’s earnings before interest, taxes, depreciation and amortization, as reported by such Person in accordance with GAAP.

1.34                           EBITDA Statement.

“EBITDA Statement” has the meaning given in Section 3.2(c).

1.35                           Employment Agreement.

“Employment Agreement” means the employment agreement among Traffix, Purchaser and Mark substantially in the form annexed hereto as Schedule 1.35.

1.36                           Environmental Claim.

“Environmental Claim” means any written notice, claim, demand, action, suit, complaint, proceeding or other written communication by any Person alleging liability or potential liability (including, without limitation, liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of or relating to (i) the discharge, emission, release or threatened release of any Hazardous Materials, at any locations of the Seller’s Business in violation of any Environmental Law, or (ii) the violation or alleged violation by Seller or any of its Affiliates of any permit, license, registration or other authorization required under applicable Environmental Laws.

1.37                           Environmental Law.

“Environmental Law” means any existing applicable federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, notification and reporting requirements of any Governmental Authority, or requirements of law (including, without limitation, common law) relating in any manner to contamination, pollution, or the conservation, preservation or protection of human health or the environment.

1.38                           ERISA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.39                           Escrow Agent.

“Escrow Agent” means the law firm of Forchelli, Curto, Schwartz, Mineo, Carlino & Cohn LLP.

1.40                           Exchange Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.41                           Excluded Liabilities.

“Excluded Liabilities” means any and all liabilities or other obligations, contingent or otherwise, of HotRocket, Seller’s Shareholder or any Controlled Company or any of their respective Affiliates that are not Acquired Liabilities.

1.42                           Excluded Assets.

“Excluded Assets” means cash, cash equivalents and accounts receivable and all other assets which are set forth on Schedule 1.42.

1.43                           Financial Statements.

“Financial Statements” means the Year-End Financial Statements, the Stub Period Financial Statements, the May 31 Financial Statements and the December 31 Financial Statements.

1.44                           First Contingent Payment.

“First Contingent Payment” means, if the NEWCO EBITDA for the 12 month period beginning on the first day of the calendar month immediately following the Closing Date equals at least $1,500,000, the sum of (a) the amount, but not more than $1,500,000, by which the NEWCO EBITDA for such period exceeds $1,500,000 and (b) 50% of the amount by which the NEWCO EBITDA for such period exceeds $3,000,000, but in no event shall the First Contingent Payment be greater than $4,000,000.

1.45                           Fixed Purchase Price.

“Fixed Purchase Price” has the meaning given in Section 3.1.

1.46                           Fourth Contingent Payment.

“Fourth Contingent Payment” means the amount by which the NEWCO EBITDA for the 12 month period beginning on the first day of the calendar month immediately following the third anniversary of the Closing Date exceeds $5,000,000, but in no event shall the Fourth Contingent Payment exceed the difference between (i) $11,000,000 and (ii) the total amount, if any, of the First Contingent Payment, the Second Contingent Payment and the Third Contingent Payment paid to Seller.

1.47                           GAAP.

“GAAP” means United States generally accepted accounting principles.

1.48                           Governmental Authority.

“Governmental Authority” means any applicable court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, county or local, or any agency, authority, official or instrumentality of any such government or political subdivision.

1.49                           Hazardous Materials.

“Hazardous Materials” means any and all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants, polychlorinated biphenyls and any and all other materials and substances regulated pursuant to any Environmental Laws.

1.50                           Indemnification Cap.

“Indemnification Cap” means (i) during the period of twelve consecutive months beginning on the Closing Date, the aggregate value of the Purchase Price actually received by HotRocket hereunder prior to the expiration of such twelve-month period; and (ii) at all times after the expiration of such twelve-month period, an amount equal to 80% of the aggregate value of the Purchase Price actually received by HotRocket hereunder.

1.51                           Indemnification Threshold.

“Indemnification Threshold” means an amount equal to $100,000.

1.52                           Indemnifying Party.

“Indemnifying Party” has the meaning given in Section 8.4(a).

1.53                           Indemnitee.

“Indemnitee” has the meaning given in Section 8.4(a).

1.54                           Internet.

“Internet” means the worldwide global communication network commonly referred to as the “internet.”

1.55                           Knowledge.

“Knowledge” of any matter means, with respect to an individual, the actual knowledge, or knowledge that would be obtained after due inquiry, but otherwise not constructive or imputed knowledge, of such matter of such Person and, with respect to any Person that is not an individual, such actual knowledge of each individual that is a director, officer, or manager of such Person.

1.56                           Law.

“Law” means any statute, rule, regulation or ordinance of any Governmental Authority.

1.57                           Licenses.

“Licenses” has the meaning given in Section 5.12.

1.58                           Lien.

“Lien” means any security interest, conditional sale or other title retention agreement, mortgage, pledge, lien, charge, encumbrance or other adverse claim or interest.

1.59                           Machinery and Equipment.

“Machinery and Equipment” means all vehicles, machinery and equipment (including computer hardware and software) owned by Seller, subject to leases or subleases thereby, or used or held in connection with the Seller’s Business.

1.60                           Material Adverse Effect.

“Material Adverse Effect” means any change or changes or effect or effects that individually or in the aggregate are or may reasonably be expected to be materially adverse to the condition (financial or otherwise) of Seller, its Affiliates and/or the Acquired Assets.

1.61                           May 31 Financial Statements.

“May 31 Financial Statements” means the Combined Income Statement, Combined Balance Sheet, Combined Statement of Stockholders’ Equity and Combined Schedules of Media Purchases, Selling, and General and Administrative Expenses of HotRocket and Clockwork and each of their respective subsidiaries, for the year ended May 31, 2004 and period of inception (July 10, 2003 to May 31, 2004), prepared by Seller’s Accountants in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, subject to the lack of footnote disclosure and changes resulting from normal year-end adjustments (none of which would, alone or in the aggregate, be materially adverse to the financial condition, operating results, assets, operations or business prospects of the Seller and Clockwork).  A true, complete and correct copy of the May 31 Financial Statements is attached hereto as Schedule 1.61.

1.62                           Media Inventory.

“Media Inventory” means all Internet advertising vehicles, including, without limitation, ad buttons, ad banners, e-mail advertisements, on-site promotions, links, pop unders and pop-ups.

1.63                           Minimum Working Capital.

“Minimum Working Capital” means the working capital made available by Traffix to fund the operations and growth of NEWCO from and after the Closing, as periodically determined by Mark based upon written budgets and forecasts submitted to Traffix on an annual basis (subject to updating on a monthly or quarterly basis as Mark may determine or as Traffix may request); provided that such budgets and forecasts and the amount of working capital funded by Traffix as Minimum Working Capital shall be subject to Traffix’s approval which shall not be unreasonably withheld or delayed; provided, further that in no event shall the Minimum Working Capital available to NEWCO be less than the applicable Minimum Working Capital Amount while the Contingent Purchase Price is subject to determination in accordance with this Agreement provided that the applicable Operating Threshold is met (as determined in accordance with Section 7.7).

For purposes of this Agreement, the applicable Minimum Working Capital Amount shall be determined as follows:

Time Period	Minimum Working Capital Amount

For the period of twelve consecutive months beginning on the Start Date	$1,000,000

For the period of twelve consecutive months beginning on the first anniversary of the Start Date	$1,100,000

For the period of twelve consecutive months beginning on the second anniversary of the Start Date	$1,210,000

For the period of twelve consecutive months beginning on the third anniversary of the Start Date	$1,331,000

1.64                           NEWCO EBITDA.

“NEWCO EBITDA” means an amount determined in accordance with GAAP equal to EBITDA for NEWCO for the applicable measurement period, which determination shall be made no later than forty-five (45) days after the conclusion of the 12-month measurement period required to determine the amount of the First Contingent Payment, Second Contingent Payment, Third Contingent Payment and Fourth Contingent Payment, as the case may be.  Solely for purposes of determining NEWCO EBITDA under this Agreement, the following shall apply:  (i) to the extent NEWCO uses the services of Infiknowledge, ULC (Traffix’s technology development subsidiary), Traffix will bill NEWCO at the rate of its cost plus 7%; (ii) to the extent Traffix or any of its other Affiliates uses the administrative services of NEWCO, NEWCO will bill Traffix at the rate of its cost plus 7%; (iii) to the extent NEWCO purchases media services from Traffix or its other Affiliates or uses any other services offered by Traffix or its other Affiliates to customers, Traffix will bill NEWCO at a rate mutually acceptable to NEWCO and Traffix; (iv) to the extent Traffix or any of its other Affiliates purchases media services from NEWCO or uses any other services offered by NEWCO to customers, NEWCO will bill Traffix at a rate mutually acceptable to Traffix and NEWCO; (v) if Traffix or any of its other Affiliates purchases media services from any third party at the request of NEWCO, Traffix will bill NEWCO at the rate of cost plus 15%; (vi) if NEWCO or any of its Affiliates realizes any income, gain, profit or loss in connection with the sale of any interest in any subsidiary of NEWCO or from the sale of any assets of such subsidiary, such income, gain, profit or loss shall be included in (or in the case of any such loss, deducted from) NEWCO’s other earnings for purposes of calculating NEWCO EBITDA; and (vii) the following operating expenses of Traffix shall be allocated to NEWCO (thereby causing a reduction to NEWCO EBITDA):

(a)                                  for the 12-month period beginning on the first day of the calendar month following the one-year anniversary of the Closing Date, operating expenses of $125,000 shall be allocated to NEWCO;

(b)                                 for the 12-month period beginning on the first day of the calendar month following the two-year anniversary of the Closing Date, NEWCO shall have operating expenses allocated to it in an amount equal to the product of (1) $125,000, multiplied by (2) a fraction, the numerator of which shall be the total operating expenses for NEWCO for the 12-month period beginning on the first day of the calendar month following the two-year anniversary of the Closing Date, and the denominator of which shall be the total operating expenses for NEWCO for the 12-month period beginning on the first day of the calendar month following the one-year anniversary of the Closing Date; and

(c)                                  for the 12-month period beginning on the first day of the calendar month following the three-year anniversary of the Closing Date, NEWCO shall have operating expenses allocated to it in an amount equal to the product of (1) the amount allocated to

NEWCO in accordance with paragraph (b) above, multiplied by (2) a fraction, the numerator of which shall be the total operating expenses for NEWCO for the 12-month period beginning on the first day of the calendar month following the three-year anniversary of the Closing Date, and the denominator of which shall be the total operating expenses for NEWCO for the 12-month period beginning on the first day of the calendar month following the two-year anniversary of the Closing Date.

Notwithstanding anything in this Agreement or the Other Documents to the contrary, the parties agree that, to the extent Seller has not obtained at Closing one or more consents to be delivered pursuant to Section 4.2(5), Purchaser and Traffix shall be under no obligation during the Contingent Payment Period to pay any consideration (whether in the form of a one-time payment, guarantee or otherwise) or make any other concession necessary to obtain any such consent unless Purchaser and Mark agree that such consideration or the economic effect of such concession shall become an adjustment to NEWCO EBITDA.

1.65                           Notice of Disagreement.

“Notice of Disagreement” has the meaning given in Section 3.2(c).

1.66                           Operating Threshold Date.

“Operating Threshold Date” means June 1, 2005.

1.67                           Operating Threshold Period.

“Operating Threshold Period” means the period beginning on the Operating Threshold Date and ending on the date upon which the Fourth Contingent Payment is to be calculated.

1.68                           Order.

“Order” means any judgment, writ, decree, injunction or similar order of any Governmental Authority, in each case whether preliminary or final.

1.69                           Other Documents.

“Other Documents” means all Schedules and Exhibits to this Agreement and all other instruments, agreements, certificates, statements and documents executed or to be executed by any party hereto pursuant to the terms of this Agreement.

1.70                           Per Share Shortfall.

“Per Share Shortfall” means the amount by which the Closing Share Price exceeds the closing price of the Common Stock, as listed on Nasdaq (or the market or exchange upon which the Common Stock is then listed) on the Shortfall Date; provided, that the Per Share Shortfall shall not exceed twenty (20%) percent of Closing Share Price.

1.71                           Person.

“Person” means and includes an individual, a partnership, a joint venture, a joint stock company, a corporation, a limited liability company, a trust, an unincorporated association or organization and a government or a department or agency, authority, official or instrumentality thereof, or any group of the foregoing acting in concert.

1.72                           Purchase Price.

“Purchase Price” has the meaning set forth in Section 3.2.

1.73                           Purchase Price Allocation.

“Purchase Price Allocation” has the meaning given in Section 7.11.

1.74                           Registrar.

“Registrar” means any of Godaddy.com, Bluegenesis.com, Directnic.com, Networksolutions.com, Registrar.com, or any other similar Internet registrar.

1.75                           Registration Rights Agreement.

“Registration Rights Agreement” means the agreement annexed hereto as Schedule 1.75.

1.76                           Restrictive Agreement.

“Restrictive Agreement” means an agreement that prohibits or limits Seller’s (or its Affiliate’s) use of a Trade Right of another Person or prohibits Seller (or its Affiliate) from engaging, or curtails or restricts the nature or scope of Seller’s (or its Affiliate’s) activities, in any line of business or geographic territory.

1.77                           Second Contingent Payment.

“Second Contingent Payment” means the amount by which the NEWCO EBITDA for the 12 month period beginning on the first day of the calendar month immediately following the first anniversary of the Closing Date exceeds $3,000,000, but in no event shall the Second Contingent Payment exceed $3,000,000.

1.78                           Securities Act.

“Securities Act” means the Securities Act of 1933, as amended.

1.79                           Seller Indemnified Parties.

“Seller Indemnified Parties” has the meaning given in Section 8.3(b).

1.80                           Seller’s Accountants.

“Seller’s Accountants” means the CPA firm of Trachtenberg & Pauker, LLP, or such other firm selected by Seller upon prior written notice to Purchaser.

1.81                           Seller’s Business.

“Seller’s Business” means the business and operations of HotRocket and Clockwork (and each of their respective subsidiaries), all as reflected in the Delivered Financial Statements as at and for the period ending on the Balance Sheet Date and/or as conducted by HotRocket, Adwerks and/or Clockwork (and each of their respective subsidiaries) through the Closing Date, including, without limitation, search engine marketing through increasing customers’ exposure on search engines and portals.

1.82                           Seller’s Shareholder.

“Seller’s Shareholder” means Mark.

1.83                           Share Certificates.

“Share Certificates” means the certificates representing the Shares.

1.84                           Shares.

“Shares” means 113,821 shares of Common Stock delivered to Seller on the Closing Date (determined by dividing $700,000 by the Closing Share Price).

1.85                           Shortfall Date.

“Shortfall Date” means the first Business Day following the one-year anniversary of the Closing Date.

1.86                           Specifications.

“Specifications” means all software code, specifications, plans, and designs, expressed in any tangible form or stored on any electronic storage device such as a floppy disk or compact disc, and any computer software or hardware used in order to interpret or apply the Specifications, owned by Seller and/or its Affiliates or otherwise used in connection with the Seller’s Business.

1.87                           Start Date.

“Start Date” means the first day of the calendar month immediately following the Closing Date.

1.88                           Stub Period Financial Statement.

“Stub Period Financial Statement” means the income statement and balance sheet of HotRocket, Clockwork and each of their respective subsidiaries, for the period January 1, 2004 to September 30, 2004, prepared by Seller’s Accountants in accordance with GAAP applied on a consistent basis throughout the period covered thereby, subject to the lack of footnote disclosure and changes resulting from normal year-end adjustments (none of which would, alone or in the aggregate, be materially adverse to the financial condition, operating results, assets, operations or business prospects of the Seller and Clockwork).  A true, complete and correct copy of the Stub Period Financial Statements is attached hereto as Schedule 1.88.

1.89                           Tax.

“Tax” means all federal, state, local and foreign income, profits, franchise, sales, use, occupancy, excise and payroll taxes or charges imposed by any Governmental Authority, and any expenses incurred in connection with the determination, settlement or litigation of any liability for such taxes, includes any interest, penalty, or addition thereto, whether disputed or not.

1.90                           Tax Return.

“Tax Return” means any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any federal, state, local or foreign Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

1.91                           Third Contingent Payment.

“Third Contingent Payment” means the amount by which the NEWCO EBITDA for the 12 month period beginning on the first day of the calendar month immediately following the second anniversary of the Closing Date exceeds $4,000,000, but in no event shall the Third Contingent Payment exceed $3,000,000.

1.92                           Trade Rights.

“Trade Rights” means United States and foreign patents, patent applications, patent licenses, software licenses and know-how licenses, inventions, trade secrets, trade dress or design, or representation or any expression thereof, trade names, trademarks, copyrights, service marks, trademark registrations and applications (whether pending or abandoned), logos, service mark registrations and applications, copyright registrations and applications (whether pending or abandoned), job or shop rights, service mark applications and registrations (whether pending or abandoned), all Internet domain names used or controlled by Seller (including any Affiliates thereof), rights to inventions and all other items of intellectual property or other intangible property used in the Seller’s Business.

1.93                           Traffix’s Accountants.

“Traffix’s Accountants” means the independent public accountants then regularly retained by Traffix.

1.94                           Traffix Indemnified Parties.

“Traffix Indemnified Parties” has the meaning given in Section 8.2.

1.95                           Year-End Financial Statements.

“Year-End Financial Statements” means (i) the Combined Balance Sheet, Combined Statement of Income, Combined Statement of Stockholders’ Equity, Combined Statement of Cash Flows, Combined Statements of Media Purchases, Selling, and General and Administrative Expenses, and related footnotes thereto of HotRocket and Hot Rocket Marketing (a sole proprietorship) as at and for the year ended December 31, 2002; (ii) the Combined Balance Sheet, Combined Statement of Income, Combined Statement of Stockholders’ Equity, Combined Statement of Cash Flows, Combined Statements of Media Purchases, Selling, and General and Administrative Expenses, and related footnotes thereto of HotRocket and Clockwork as at and for the year ended December 31, 2003 and period of inception (July 10, 2003 through December 31, 2003)), all of which have been prepared by Seller’s Accountants in accordance with GAAP and audited by Raiche Ende LLP and attached hereto as Schedule 1.95.

2.                                      SALE AND PURCHASE OF ACQUIRED ASSETS; ASSUMPTION OF ACQUIRED LIABILITIES.

2.1                                 Sale and Purchase of Acquired Assets.

Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase from Seller, at the Closing all of the Acquired Assets, but none of the Excluded Assets, free and clear of any liabilities, Liens, security interests, pledges, conditions or encumbrances, other than the Acquired Liabilities.

2.2                                 Acquired Liabilities.

Subject to the terms and conditions set forth in this Agreement, the Purchaser agrees that, on the Closing Date, the Purchaser shall assume and thereafter pay, perform and discharge when due all of the Acquired Liabilities (but none of the Excluded Liabilities, notwithstanding the disclosure of a liability on any Schedule hereto except for those specifically set forth on Schedule 1.2 hereof).

3.                                      PURCHASE PRICE.

3.1                                 Fixed Purchase Price.

The fixed portion of the Purchase Price (the “Fixed Purchase Price”) for the Acquired Assets is $3,532,500, payable as follows:

(1)                                  the Cash Component payable at the Closing as provided in Section 4.3; and

(2)                                  the Shares, which shall be delivered at the Closing as provided in Section 4.3.

3.2                                 Contingent Purchase Price.

(a)                                  The contingent portion of the Purchase Price (the “Contingent Purchase Price”, and, with the Fixed Purchase Price and the Additional Payments, the “Purchase Price”) shall be payable as follows:

(1)                                  within ten (10) days after the earlier of (i) receipt by Traffix of notice from Seller stating that the EBITDA Statement (as defined below) prepared in respect of the First Contingent Payment is acceptable or (ii) final determination in accordance with

Section 3.2(c) of the amount of the NEWCO EBITDA used to calculate the First Contingent Payment, Purchaser shall deliver or cause to be delivered to Seller the First Contingent Payment;

(2)                                  within ten (10) days after the earlier of (i) receipt by Traffix of notice from Seller stating that the EBITDA Statement prepared in respect of the Second Contingent Payment is acceptable or (ii) final determination in accordance with Section 3.2(c) of the amount of the NEWCO EBITDA used to calculate the Second Contingent Payment, Purchaser shall deliver or cause to be delivered to Seller the Second Contingent Payment;

(3)                                  within ten (10) days after the earlier of (i) receipt by Traffix of notice from Seller stating that the EBITDA Statement prepared in respect of the Third Contingent Payment is acceptable or (ii) final determination in accordance with Section 3.2(c) of the amount of the NEWCO EBITDA used to calculate the Third Contingent Payment, Purchaser shall deliver or cause to be delivered to Seller the Third Contingent Payment; and

(4)                                  within ten (10) days after the earlier of (i) receipt by Traffix of notice from Seller stating that the EBITDA Statement prepared in respect of the Fourth Contingent Payment is acceptable or (ii) final determination in accordance with Section 3.2(c) of the amount of the NEWCO EBITDA used to calculate the Fourth Contingent Payment, Purchaser shall deliver or cause to be delivered to Seller the Fourth Contingent Payment.

(b)                                 One-half (1/2) of each Contingent Payment shall be paid in cash and the remaining one-half (1/2) shall be paid, in the sole discretion of Traffix, in any combination of cash and restricted shares of Common Stock; provided that a Contingent Payment shall be paid entirely in cash (unless otherwise agreed by the parties) if, at the time such Contingent Payment becomes due, any of the following applies:  (i) Traffix has consummated a transaction such as a tender offer under Section 13 of the Exchange Act or other transaction as a result of which shares of Common Stock can no longer be traded through a national securities exchange or quoted on the National Association of Securities Dealers Automated Quotation system (“NASDAQ”), or the automated quotation systems referred to as the “bulletin board” or “pink sheets”; or (ii) Traffix has consummated a transaction such as a merger or consolidation with and into another entity and Traffix’s shareholders receive in exchange for their shares of Common Stock shares of stock of the surviving entity that can no longer be traded through a national securities exchange or quoted on NASDAQ, or the automated quotation systems referred to as the “bulletin board” or “pink sheets”; or (iii) as a result of Traffix’s failure to file reports required to be filed by it under the Exchange Act or as a result of any other event or failure in the control of Traffix’s management, shares of Common Stock can no longer be traded through a national securities exchange or quoted on NASDAQ, or the automated quotation systems referred to as the “bulletin board” or “pink sheets”, and such cessation of trading continues for more than twelve (12) successive months.  Each share of Common Stock included in a Contingent Payment shall have a value equal to the average market closing price of the Common Stock, as listed on Nasdaq (or the market or exchange upon which the Common Stock is then listed), over the ten (10) trading days immediately preceding the last day of the measurement period used to calculate the First Contingent Payment, Second Contingent Payment, Third Contingent Payment or Fourth Contingent Payment, as the case may be.

(c)                                  Within forty-five (45) days after the expiration of each measurement period for which a First, Second, Third or Fourth Contingency Payment shall be calculated, Traffix shall determine NEWCO EBITDA for such period.  Such calculation of NEWCO EBITDA shall be determined in accordance with the terms of this Agreement and on a consistent basis with the determination of EBITDA for Seller, by Seller’s Accountants for purposes of calculating the closing payments due hereunder.  Not later than thirty (30) days after Traffix has delivered to Seller its determination of the NEWCO EBITDA used to calculate a Contingent Payment (the “EBITDA Statement”), Seller shall notify Traffix in writing (the “Notice of Disagreement”) if Seller disagrees with the EBITDA Statement.  If no Notice of Disagreement is received by Traffix within such 30-day period, then the EBITDA Statement shall be deemed to be accepted and agreed to by Seller.  The Notice of Disagreement shall provide specific reasons for the disagreement.  If such Notice of Disagreement is timely given, then Traffix and Seller shall use reasonable efforts to resolve the disagreement regarding the EBITDA Statement.  If no agreement is reached between them within thirty (30) days after the date on which Seller gives its Notice of Disagreement, then the Determining Accountant shall be appointed by Traffix’s Accountants and Seller’s Accountants within ten (10) days thereafter with instructions to resolve the disagreement and provide a report of its determination of the amounts in dispute within thirty (30) days of its appointment.  The Determining Accountant may examine all ledgers, books, records and work papers utilized in connection with the accounting and preparation of the EBITDA Statement, but the scope of its engagement will be limited to resolving those items which Seller identified in its Notice of Disagreement as to which Seller disagreed and determining whether such items were properly reflected on the EBITDA Statement in accordance with the requirements of this Section 3.2.  The decision of the Determining Accountant shall be delivered in a written report addressed to Traffix and Seller and shall be binding and conclusive upon the parties hereto.  The costs and fees of the Determining Accountant shall be borne one-half by Seller and one-half by Traffix.

3.3                                 Additional Payments.

If during any Additional Payment Period set forth below, Purchaser generates NEWCO EBITDA in an amount equal to or greater than the NEWCO EBITDA target set forth below opposite such Additional Payment Period, Seller shall be entitled to an Additional Payment on the thirtieth (30) day following the expiration of such Additional Payment Period.

Additional Payment Period	NEWCO EBITDA Target

February 1, 2005 through and including July 31, 2005	$1,235,000

August 1, 2005 through and including January 31, 2006	$1,250,000

February 1, 2006 through and including July 31, 2006	$1,350,000

August 1, 2006 through and including January 31, 2007	$1,350,000

Each Additional Payment shall consist of a cash payment of $300,000 and a number of shares of Common Stock equal to the quotient of (i) $75,000 divided by (ii) the market closing price of the Common Stock, as listed on NASDAQ (or the market or exchange upon which the Common Stock is then listed), for the trading day on which such shares are issued, or if such shares are issued on a day that is not a trading day, the closing price for the immediately preceding trading day.

3.4                                 Shortfall Adjustment.

To the extent that on the Shortfall Date there exists a Per Share Shortfall, within five (5) Business Days after that date Traffix shall deliver to Seller by wire transfer of immediately available funds to an account designated in writing by Seller, an amount equal to the product of (i) the number of Shares beneficially owned by Seller as of the Shortfall Date and (ii) the Per Share Shortfall.

3.5                                 [Intentionally Omitted]

3.6                                 Escrow; Payment of Undisclosed Liabilities.

(a)                                  Notwithstanding any provision in this Agreement to the contrary, the parties agree that on the Closing Date, Purchaser shall pay $200,000 of the Cash Component (such amount, plus all interest and other earnings thereon, the “Escrowed Funds”) by delivering to the Escrow Agent the Escrowed Funds by wire transfer of immediately available funds to an account designated by the Escrow Agent.  The parties agree that the Escrowed Funds will be held in escrow for a period of 90 days following the Closing and shall be used by HotRocket to pay when due Undisclosed Liabilities.  For purposes of this Section 3.6, “Undisclosed Liabilities” shall mean any and all liabilities (other than liabilities owed to Traffix or NEWCO) of determinate monetary amounts owing by HotRocket after the Closing Date that are not disclosed to Traffix and NEWCO in this Agreement or the Delivered Financial Statements.  Any party hereto that receives notice of, or otherwise becomes aware of, any Undisclosed Liability shall provide to the other parties hereto prompt written notice of such liability and, if known to such party, a description of the claim from which such liability arises.

(b)                                 Upon receiving notice of, or otherwise becoming aware of, any Undisclosed Liability, HotRocket shall take prompt action to dispose of the claim or claims from which such liability arises.  Any payment of an Undisclosed Liability from the Escrowed Funds shall be made in accordance with the terms of the Escrow Agreement.  If at any time Traffix becomes liable for any Undisclosed Liability (due to transferee liability or otherwise) or determines in its reasonable discretion that HotRocket is not taking prompt action in respect of any Undisclosed Liability and that NEWCO’s and Traffix’s interests would be best served by having such liability paid promptly, Traffix shall have the right to request that such liability be paid from the Escrowed Funds.

(c)                                  Notwithstanding any provision herein to the contrary, if at the expiration of the aforementioned 90-day period there are any Undisclosed Liabilities that are the subject of written notices delivered pursuant to this Section 3.6 and that remain outstanding, a portion of the Escrowed Funds sufficient to pay such liabilities in full shall continue to be held in escrow until the claim or claims from which such liabilities arise have been resolved and such liabilities are extinguished.  Any Escrowed Funds in excess of such portion shall be disbursed to Hot Rocket in accordance with the Escrow Agreement.  Notwithstanding any provision in this Agreement or the Escrow Agreement to the contrary, HotRocket’s liability to indemnify Traffix and Purchaser from Undisclosed Liabilities shall not be limited to the Escrowed Funds.  The Escrow Agent shall hold the Escrow Amount in accordance with the terms and conditions of that certain Escrow Agreement attached hereto as Schedule 3.6.

4.                                      THE CLOSING.

4.1                                 Closing.

(a)                                  The Closing is anticipated to take place simultaneously with the execution hereof at the offices of Traffix’s counsel, Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP, 750 Lexington Avenue, New York, New York 10022-1200, or at such other place as the parties hereto may agree.

4.2                                 Deliveries by Seller at Closing.

At the Closing, Seller shall deliver, or cause to be delivered, to Traffix and NEWCO:

(1)                                  a certificate issued by the Secretary of State of the State of New York, certifying that HotRocket is a corporation duly organized and existing in good standing under the law of the State of New York, and copies of HotRocket’s Certificate of Incorporation, including all amendments, certified by the office of the Secretary of State of New York, and a certificate from the appropriate office of each other state in which HotRocket has qualified to do business, to the effect that HotRocket is in good standing in each state and that it owes no taxes;

(2)                                  a certificate signed by the Secretary of Seller certifying as to (i) the Certificate of Incorporation and Bylaws of HotRocket being true and correct as of the Closing Date, (ii) resolutions of the shareholders and the directors of HotRocket, authorizing and approving all matters in connection with this Agreement and the transactions contemplated hereby, and (iii) the incumbency of the executive officers of HotRocket executing this Agreement and any related agreements;

(3)                                  the Bill of Sale;

(4)                                  a certificate signed by Seller’s Shareholder that (i) the representations and warranties of Seller and Seller’s Shareholder contained in this Agreement are true, correct and complete on and as of the Closing Date, except for changes contemplated by the Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date); (ii) Seller and Seller’s Shareholder have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date; and (iii) there is no Order or Law in effect which prohibits Seller and Seller’s Shareholder from consummating the transaction contemplated by this Agreement;

(5)                                  copies of written consents to the assignment of those Contracts listed on Schedule 4.2(5), where such consents are required by the terms thereof, executed by the counterparties thereto;

(6)                                  (a)                                  Certificate of Amendment to the Articles of Incorporation of HotRocket, duly executed and in suitable form for filing with the Secretary of State of the State of New York changing the name of HotRocket to HRM, Inc.;

(b)                                 a Certificate of Amendment to the Articles of Incorporation of Adwerks, duly executed and in suitable form for filing with the Secretary of State of the State of New York changing the name of Adwerks to AWK, Inc.; and

(c)                                  a Certificate of Amendment to the Articles of Incorporation of Clockwork, duly executed and in suitable form for filing with the Secretary of State of the State of New York changing the name of Clockwork to P & J, Inc.;

(7)                                  all information, including log-in information and passwords, necessary to permit Purchaser to change the administrative contact, billing contact, and technical contact for the Domain Names to Purchaser, or to such other entity as is directed by Purchaser;

(8)                                  investment representation letters in the form requested by Traffix from Seller and the Seller’s Shareholder regarding the Shares;

(9)                                  the Registration Rights Agreement, as executed by Seller and each Seller’s Shareholders;

(10)                            an opinion of counsel to Seller, such counsel to be reasonably acceptable to Purchaser, dated the Closing Date and addressed to Purchaser and Traffix, in form and substance reasonably satisfactory to Purchaser and Traffix, to the effect that Seller is duly organized, validly existing and in good standing under the Laws of the State of New York, (ii) Seller has all requisite corporate power and authority to make, execute, deliver and perform this Agreement and each Other Document required to be executed, delivered and performed by it in connection with the transactions contemplated hereby, and to sell, convey, assign, transfer and deliver the Acquired Assets to Purchaser, as set forth herein, (iv) this Agreement, any Other Document to which Seller or Seller’s Shareholder is a party, and all assignments and other instruments of conveyance, transfer and sale, as specified in such opinion, delivered by Seller hereunder constitute the valid and binding obligations of Seller and Seller’s Shareholder, as the case may be, enforceable against them in accordance with their respective terms, (v) neither the execution and delivery of this Agreement or any Other Document to which Seller or Seller’s Shareholder is a party, nor the consummation of the transactions contemplated hereby and thereby, nor compliance with and fulfillment of the terms and conditions of this Agreement or any Other Document to which Seller or Seller’s Shareholder is a party, by Seller or Seller’s Shareholder, shall conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under the articles of incorporation or bylaws (or equivalent documents) of Seller or any Contract specified as material by Seller in a schedule attached to such opinion to which Seller and/or Seller’s Shareholder is subject; (vi) no notice to or authorization of, any Government Entity required by federal or New York state Law to be obtained by Seller or Seller’s Shareholder, which has not been given or obtained prior to Closing, is required for the consummation by Seller and/or any Seller’s Shareholder, as the case may be, of the transactions contemplated hereby; (vii) the consummation by Seller or Seller’s Shareholder of the transactions described herein shall not violate or result in a breach or default under any federal or New York state Law applicable to Seller or Seller’s Shareholder and does not and will not result in the creation or imposition of any Lien upon any of the Acquired Assets; and (viii) to the Knowledge of such counsel, there is no litigation or action pending or threatened against Seller (or any subsidiaries thereof) or Seller’s Shareholder, at Law or in equity, before or by any Government Entity or other Person.  In rendering such opinion, such counsel may include customary qualifications and assumptions, may rely upon certificates of government entities and may place reasonable reliance upon the representations of officers of Seller;

(11)                            an Assignment and Assumption Agreement for those Contracts listed on Schedule 4.2(11) hereto, which Seller and Seller’s Shareholders hereby acknowledge are the only Contracts being assumed by Purchaser and/or Traffix hereunder;

(12)                            a written acknowledgement from Matt Gately that (i) Matt Gately has acted solely as a sales agent on behalf of Seller and/or its Affiliates; (ii) he has not executed any contracts or sales orders on behalf of Seller or any of its Affiliates without first obtaining Mark’s approval; and (iii) in executing sales orders, he acted only at the direction of Seller or Clockwork, as the case may be;

(13)                            that certain letter from Direct Revenue attached as Schedule 4.2(13) hereto; and

(14)                            such other instruments or documents as may be reasonably necessary in order to consummate the transactions described in this Agreement.

4.3                                 Deliveries by Traffix and NEWCO at Closing.

At the Closing, Traffix and NEWCO shall deliver, or cause to be delivered, to HotRocket:

(1)                                  $2,632,500 of the Cash Component, payable by wire transfer to the account designated by HotRocket;

(2)                                  $200,000 of the Cash Component, payable by wire transfer to the account designated by the Escrow Agent;

(3)                                  an instruction letter delivered by Traffix on the Closing Date to its stock transfer agent instructing such agent to issue to Hot Rocket the Share Certificates representing the Shares deliverable at the Closing, which shall bear a restrictive legend in substantially the following form:

“Any transfer or other disposition of the shares represented by this certificate is subject to the provisions of an Asset Acquisition Agreement dated as of January 21, 2005 among Traffix, Inc. (the “Corporation”), Hot Rocket Acquisition Corp., Hot Rocket Marketing Inc., and Mark Colacioppo.  The shares of stock represented by this Certificate have not been registered under the

United States Securities Act of 1933, as amended (the “Act”), and may be transferred only if (i) registered under the Act and the requirements of any state having jurisdiction are complied with or (ii) the transfer is exempt from such registration and state requirements and counsel reasonably acceptable to the Corporation has delivered to the Corporation a written opinion reasonably acceptable to the Corporation setting forth the basis for such exemption.”

(4)                                  a copy of Traffix’s and NEWCO’s Certificates of Incorporation, including all amendments, certified, in each case, by the office of the Secretary of State of Delaware; and certificates from the office of the Secretary of State of Delaware to the effect that each of such entities is in good standing and owes no taxes in Delaware;

(5)                                  a certificate signed by the Secretary of each of Traffix and NEWCO, certifying as to (a) the Certificate of Incorporation and By-Laws of each of Traffix and NEWCO, respectively, (b) resolutions of the Board of Directors of each of Traffix and NEWCO, respectively, authorizing and approving all matters in connection with this Agreement and the transactions contemplated hereby, and (c) the incumbency of the officer(s) of each of Traffix and NEWCO, respectively, executing this Agreement and any related agreements;

(6)                                  a certificate signed by a duly authorized executive officer of each of Traffix and NEWCO that (i) the representations and warranties of each of Traffix and NEWCO contained in this Agreement are true, correct and complete on and as of the Closing Date, except for changes contemplated by the Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date); (ii) each of Traffix and NEWCO has performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date; and (iii) there is no Order or Law in effect which prohibits Traffix and NEWCO from consummating the transaction contemplated by this Agreement.

(7)                                  the Registration Rights Agreement, as executed by Traffix;

(8)                                  an Assignment and Assumption Agreement for those Contracts listed on Schedule 4.3(11) hereto;

(9)                                  evidence of issuance concurrent with the Closing of options to purchase an aggregate of 55,000 shares of Common Stock issued in the names of Mark and the Key Employees at Closing (such options vesting in equal installments on each of the first, second and third anniversaries of their date of grant and otherwise governed in accordance with the terms and provisions of Traffix’s 1996 Employee Stock Option Plan, as then amended and restated);

(10)                            an opinion of Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP, counsel to Traffix and Purchaser, dated the Closing Date and addressed to Seller, in form and substance reasonably satisfactory to Seller, to the effect that (i) Purchaser and Traffix are each duly incorporated or organized, as the case may be, validly existing and in good standing under the Laws of the jurisdiction of their incorporation or organization, as the case may be, (ii) Purchaser and Traffix have all requisite corporate power and authority to make, execute, deliver and perform this Agreement and each Other Document required to be executed, delivered and performed by them in connection with the transactions contemplated hereby, and to pay the Purchase Price, including, without limitation, the issuance of the Share Component, as set forth herein, (iv) this Agreement and any Other Document to which Purchaser or Traffix is a party, as specified in such opinion, delivered by Purchaser hereunder constitute the valid and binding obligations of Purchaser and Traffix, as the case may be, enforceable against them in accordance with their respective terms, (v) neither the execution and delivery of this Agreement or any Other Document to which Purchaser or Traffix is a party, nor the consummation of the transactions contemplated hereby and thereby, nor compliance with and fulfillment of the terms and conditions of this Agreement or any Other Document to which Purchaser or Traffix is a party, by Purchaser or Traffix, shall conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under the articles of incorporation or bylaws of Purchaser or Traffix; (vi) no notice to or authorization of, any Government Entity required by federal or Delaware state Law to be obtained by Purchaser or Traffix, which has not been given or obtained prior to Closing, is required for the consummation by Purchaser and/or Traffix, as the case may be, of the transactions contemplated hereby; (vii) the consummation by Purchaser or Traffix of the transactions described herein shall not violate or result in a breach or default under any federal or Delaware state Law applicable to Purchaser or Traffix and does not and will not result in the creation or imposition of any Lien upon any portion of the Share Component or the Acquired Assets; and (viii) to the Knowledge of such counsel, there is no litigation or action pending or threatened against Purchaser or Traffix (or any subsidiaries thereof), at Law or in equity, before or by any Government Entity or other Person, that would have a Material Adverse Effect and that is not otherwise disclosed in a document filed by Traffix with the Commission.  In rendering such opinion, such counsel may include customary qualifications and assumptions, may rely upon certificates of government entities and may place reasonable reliance upon the representations of officers of Purchaser or Traffix;

(11)                            the Key Employee Agreements; and

(12)                            such other instruments or documents as may be reasonably necessary in order to consummate the transactions described in this Agreement.

4.4                                 Delivery of Employment Agreement at Closing.

At the Closing, Purchaser and Mark shall execute and deliver an Employment Agreement in substantially the form of the Employment Agreement annexed hereto as Schedule 1.35.

4.5                                 Payments of Outstanding Liabilities to Certain Vendors.

At the Closing, Seller shall pay in full all outstanding balances owing to American Express, Direct Revenue and Clockwork as of the Closing Date.  Seller and Seller’s Shareholder represent and warrant to Purchaser (i) that such balances total $98,107.61, $108,575.00 and $10,410.96, respectively and (ii) that such balances constitute not less than 85% of all amounts owing to Seller’s vendors as of the Closing Date.  HotRocket shall deliver to Purchaser at Closing (a) invoices from each of American Express, Direct Revenue and Clockwork setting forth the amounts owed to it by Hot Rocket and (b) checks written by Hot

Rocket payable to American Express, Direct Revenue and Clockwork, respectively, in amounts sufficient to pay the foregoing balances in full.

5.                                      REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER’S SHAREHOLDERS.

HotRocket and the Seller’s Shareholder, jointly and severally, represent and warrant to Traffix and Purchaser the following:

5.1                                 Existence and Good Standing.

HotRocket is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite corporate power and authority to own, lease and operate all its properties and to carry on its business as now being conducted.  HotRocket is duly qualified and in good standing in each jurisdiction in which the failure to qualify would have a Material Adverse Effect.

5.2                                 Shareholder.

The Seller’s Shareholder owns all of the issued and outstanding securities of all classes of HotRocket.  All such securities held by the Seller’s Shareholder have been duly authorized and validly issued and are fully paid and non-assessable, and have not been issued in violation of any rights of other Persons.  No class of ownership interest of HotRocket is authorized or outstanding other than the shares owned by the Seller’s Shareholder.  There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares, or other ownership interest in HotRocket.

5.3                                 Financial Statements.

(a)                                  Seller has furnished or made available to Traffix the following financial statements (the “Delivered Financial Statements”):

(1)                                  the Year-End Financial Statements;

(2)                                  the Stub Period Financial Statements;

(3)                                  the May 31 Financial Statements; and

(4)                                  the December 31 Financial Statements.

The Delivered Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, subject in the case of the unaudited financial statements included therein to the lack of footnote disclosure and changes resulting from normal year-end adjustments (none of which would, alone or in the aggregate, be materially adverse to the financial condition, operating results, assets, operations or business prospects of the Seller and its Affiliates).  The Year-End Financial Statements have been audited by, and the Stub Period Financial Statements and the May 31 Financial Statements have been reviewed by, Raiche Ende LLP.  Such accountants are independent public accountants.  Except as set forth on

Schedule 5.3(a), the Delivered Financial Statements, including the footnotes thereto, are true and correct in all material respects, and all adjustments consist only of normal recurring adjustments necessary for a fair presentation of the results of operations and financial condition for the periods covered by such Delivered Financial Statements.  Except as set forth on Schedule 5.3(a), the balance sheets included in the Delivered Financial Statements, taken together, fairly present, in all material respects, the financial condition of Seller and its Affiliates as at the respective dates thereof and, except as indicated therein, in all material respects all known claims against and all debts and liabilities of Seller and its Affiliates, fixed or contingent, as at the date thereof, required to be shown thereon in accordance with GAAP and the related statements of operations and cash flows for the periods indicated, taken together, fairly present, in all material respects the results of operations and financial condition for such periods.

(b)                                 Since the Balance Sheet Date, except as set forth on Schedule 5.3(b), (i) there has been no materially adverse change in the assets or liabilities, or in the business or financial condition, or in the results of operations of Seller or its Affiliates, and (ii) each of Seller and its Affiliates has operated its business in a manner consistent in all material respects with past practices, and has not incurred any liabilities or entered into any Contract other than in the ordinary course and consistent in type with the liabilities reflected in the Delivered Financial Statements and the Contracts entered into prior to the date hereof and disclosed in the Schedules annexed to this Agreement and the Delivered Financial Statements.  In furtherance of, and without limiting the generality of, the foregoing, since the Balance Sheet Date, except as specifically stated on Schedule 5.3(b), neither Seller nor any Affiliate thereof has incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of Seller’s Business; permitted any of its assets to be subjected to any mortgage, pledge, Lien, security interest, encumbrance, restriction or charge of any kind; sold, transferred or otherwise disposed of any assets except in the ordinary course of Seller’s Business; made any single capital expenditure or commitment therefor involving the expenditure of more than Five Thousand Dollars ($5,000) (for the avoidance of doubt purchases of Media Inventory shall not be deemed capital expenditures); canceled or waived any claims or rights of substantial value; and made any change in any method of accounting or auditing practice.

5.4                                 Books and Records.

Except as set forth on Schedule 5.4, all accounts, financial books and records, ledgers, and other similar business records of Seller and its Affiliates of whatsoever kind related to the Acquired Assets (including, without limitation, the Clockwork Assets) and the Seller’s Business have been properly and accurately kept and completed, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.  Seller does not own or possess any records, systems, controls, data or information material or necessary to the conduct of the Seller’s Business, which are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including all means of access thereto and therefrom) that are not under the exclusive ownership and direct control of Seller, other than financial records which are maintained at the locations identified on Schedule 5.4 annexed hereto, and which, after the Closing Date, are readily available to Traffix and Purchaser.

5.5                                 Real Property; Personal Property; Machinery and Equipment.

(a)                                  Except as set forth in Schedule 5.5(a), Seller does not own or have any leasehold or other interest in any real property.  Prior to January 1, 2005 Seller operated Seller’s Business from the residence of Seller’s Shareholder.

(b)                                 Except as set forth in Schedule 5.5(b), Seller has good title or holds a valid, existing, enforceable lease or license to the Acquired Assets, subject to no Lien or other restriction of any kind or character.

(c)                                  Except as set forth in Schedule 5.5(c), the Machinery and Equipment are, individually and in the aggregate, in good operating condition, normal wear and tear excepted.  All of Seller’s Machinery and Equipment is set forth on Schedule 5.5(c).  Seller has no capital or operating leases with respect to the Machinery and Equipment.  Seller is not a party to any contract for the purchase of as yet undelivered Machinery or Equipment.

(d)                                 Except as set forth in Schedule 5.5(d), the Acquired Assets constitute all of the assets used in connection with the Seller’s Business and at the Closing will be available for immediate use by Purchaser.  Except as set forth in Schedule 5.5(d), the Acquired Assets are all of the assets necessary to conduct the Seller’s Business in the manner in which, and to the extent to which, the Seller’s Business is currently being conducted.  Immediately after the Closing Date, none of Seller, Seller’s Shareholder or any Controlled Company (or any of their respective Affiliates) shall own any right, title or interest in or to, or have or control, any asset or other right used in connection with, related to or necessary to the conduct of, Seller’s Business, except as set forth on Schedule 5.5(d).  For purposes of this Section 5.5(d), the term Controlled Company shall not include Adwerks or EasySearchBar.

5.6                                 Contracts.

Except as set forth in Schedule 5.6A, neither Seller (or any subsidiaries thereof) nor Seller’s Shareholder is a party to or bound by any agreement, contract or commitment relating to any collective bargaining agreement, any bonus, deferred compensation, pension, profit sharing, stock option, retirement or other employee benefit plan; any loan or advance to, or investment in, any other Person or any agreement relating to the making of any such loan, advance or investment; any guarantee or other contingent liability in respect of any indebtedness or obligation of any other Person (other than the endorsement of negotiable instruments for collection in the ordinary course of business); any management service, employment, consulting or any other similar type of contract; any Restrictive Agreement; any secrecy or confidentiality agreement with any Person, including any employee of or consultant to Seller; any agreement, contract or commitment which involves the payment by Seller or any Affiliate thereof of Five Thousand Dollars ($5,000) or more, in the aggregate, and is not cancelable without penalty within thirty (30) days; any agreement with any officer or director of Seller; any licensing or franchise agreement; or any contract with customers or other third parties for the delivery of goods or performance of services which involves payment by Seller or any Affiliate thereof of more than Five Thousand Dollars ($5,000).

Except as set forth on Schedule 5.6A, there exists no default or event of default by Seller (or any subsidiary thereof) or Seller’s Shareholder, or occurrence, condition, or act (including this transaction) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Contract identified on Schedule 5.6A.  Except as set forth on Schedule 5.6A, (i) neither Seller (or any subsidiary thereof) nor Seller’s Shareholder has violated any material terms or conditions of any Contract which would permit termination or modification of any such Contract, (ii) there are no outstanding written claims of breach or indemnification or written notice of default or termination of any such Contract and, (iii) to the Knowledge of Seller (or any subsidiary thereof) or the Seller’s Shareholder, all of the covenants to be performed by any other party thereto have been substantially performed.

Except as set forth in Schedule 5.6B, neither Clockwork nor any subsidiaries thereof is a party to or bound by any agreement, contract or commitment with any customer or supplier.  Except as set forth on Schedule 5.6B, there exists no default or event of default by Clockwork (or any subsidiary thereof) or occurrence, condition, or act (including this transaction) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Contract identified on Schedule 5.6B.  Except as set forth on Schedule 5.6B, (i) neither Clockwork nor any subsidiary thereof has violated any material terms or conditions of any Contract which would permit termination or modification of any such Contract, (ii) there are no outstanding written claims of breach or indemnification or written notice of default or termination of any such Contract and, (iii) to the Knowledge of Seller (or any subsidiary thereof) or the Seller’s Shareholder, all of the covenants to be performed by any other party thereto have been substantially performed.

5.7                                 Litigation.

Except as set forth in Schedule 5.7, there is no action, suit, proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before any Governmental Authority, pending or, to the Knowledge of Seller or the Seller’s Shareholder, threatened since the Balance Sheet Date, against or affecting Seller (or any subsidiaries thereof) or Seller’s Shareholder or any of their respective properties or rights or the operation of the Seller’s Business, and to the Knowledge of Seller or the Seller’s Shareholder no event has occurred or circumstance exists that provides a valid basis for any such action, proceeding or investigation and that is reasonably likely to give rise to or serve as the basis for the commencement of any such action, proceeding or investigation.  Except as disclosed on Schedule 5.7, none of Seller, the Seller’s Shareholder, any Affiliate of Seller or any Controlled Company is subject to any Order entered in any lawsuit or proceeding which has a Material Adverse Effect or which would prevent or interfere with the consummation of the transactions contemplated hereby.  For purposes of this Section 5.7, the term Affiliate shall not include Clockwork.

5.8                                 Taxes.

Seller and Mark and their respective Affiliates have filed all Tax Returns required to be filed, and have paid all Taxes shown thereon as owing.  Schedule 5.8 lists all Tax Returns filed (or with respect to which, appropriate extensions have been obtained) with respect to Seller, Mark and their respective Affiliates for taxable periods ended on or after December 31, 2001.  None of such Tax Returns has been audited or is currently the subject of an audit.  Seller has delivered to the Purchaser correct and complete copies of all federal, state and local Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller, Mark and/or their respective Affiliates since December 31, 2001.  None of Seller, Mark or their respective Affiliates has waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.  None of Seller, Mark or any of their respective Affiliates is a party to any Income Tax allocation or sharing agreement.  For purposes of this Section 5.8, the term Affiliate shall not include Clockwork.

5.9                                 Liabilities.

There are no outstanding claims, liabilities or indebtedness, contingent or otherwise against Seller or any of its Affiliates, except as set forth in Schedule 5.9 or reserved against or reflected in the Delivered Financial Statements, other than liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business and consistent with past practice and which in the aggregate do not have a Material Adverse Effect.  Schedule 5.9 sets forth a list of all current arrangements of Seller and its Affiliates (in the case of Clockwork, to the Knowledge of Seller or Seller’s Shareholder) for borrowed money and all outstanding balances as of the date hereof with respect thereto.  Neither Seller nor any of its Affiliates (in the case of Clockwork, to the Knowledge of Seller or Seller’s Shareholder) is in default in respect of the terms or conditions of any such indebtedness.

5.10                           Trade Rights.

Schedule 5.10 contains an accurate and complete list of all Trade Rights owned or used or anticipated to be used by Seller in the development, production, marketing and sale of the products and services offered as part of the Seller’s Business.  Except as set forth on Schedule 5.10, no claim of infringement or misappropriation of Trade Rights has been made against Seller and, Seller does not infringe or misappropriate any Trade Rights of any third party.

5.11                           Compliance with Laws.

Except as set forth on Schedule 5.11, Seller and its Affiliates are in material compliance with all applicable federal, state and local Laws, regulations and Orders and all other applicable requirements of any Governmental Authority having jurisdiction over the Seller’s Business or any of the Acquired Assets.  Seller and its Affiliates are not now charged with, and, to the Knowledge of Seller and the Seller’s Shareholder, are not now under investigation with respect to, any violation of any Law, regulation, or Order affecting the Seller’s Business or any of the Acquired Assets, and Seller and its Affiliates have filed all material reports required to be filed with any Governmental Authority.  For purposes of this Section 5.11, the term Affiliate shall not include Clockwork.

5.12                           Licenses.

Seller has all licenses and permits and other governmental certificates, authorizations and approvals (collectively, “Licenses”) required by any Governmental Authority for the development, production, marketing and sale of the products and services offered as part of the Seller’s Business and the use of its properties as presently operated or used.  All of such Licenses are in full force and effect and no action or claim is pending to revoke or terminate any of the Licenses or declare any License invalid.

5.13                           Insurance.

Seller does not presently maintain any insurance policy (including life insurance) with respect to Seller’s Business except for the insurance policies described in Section 5.16.

5.14                           Supplier and Customer Relations.

There has not been, and neither Seller nor the Seller’s Shareholder has any Knowledge that would lead them to anticipate, any change in relations with the suppliers or customers of Seller or any Affiliate thereof as a result of the acquisition of the Acquired Assets by Purchaser that would result in a Material Adverse Effect.  Schedule 5.14 lists the ten largest suppliers and customers of Seller and its Affiliates, for the twelve (12) month period ending September 30, 2004 based upon gross revenue collected and/or paid in such period.  Except as set forth on Schedule 5.14, none of these suppliers and none of these customers has advised Seller or the Seller’s Shareholder, orally or in writing, formally or informally, that (i) it is terminating or considering terminating, or is materially dissatisfied with its business relationship, as a whole or in respect of any particular product or service, or (ii) any of these customers is contemplating reducing or discontinuing in any material respect its purchases from Seller (or any subsidiary thereof), or that any of these suppliers is contemplating reducing or discontinuing in any material respect its services or sales to Seller (or any subsidiary thereof).

5.15                           Employment Relations.

Other than Seller’s sole shareholder, Mark, Seller has no other employees.  Seller has not committed any unfair labor practice in connection with Seller’s Business and there is no unfair labor practice complaint pending against Seller or any Affiliate thereof before any applicable government entity.  Seller has not experienced any labor difficulty during the last three (3) years.  For purposes of this Section 5.15, the term Affiliate shall not include Clockwork.

5.16                           Employee Benefit Plans.

Seller maintains no “employee benefit plan” as defined in Section 3(3) of ERISA, except for Seller’s Single Employee Pensions Plan and under which Seller’s Shareholder is the sole participant.  Each of such plans has been maintained in compliance with applicable law.

5.17                           [Intentionally Omitted].

5.18                           Valid Agreements; Restrictive Documents.

Seller has corporate authority, and Seller and the Seller’s Shareholder have the full legal right and capacity, to execute, deliver and perform their respective obligations under this Agreement and the Other Documents to which it or they are a party, and all of the foregoing have been duly authorized by all necessary shareholder and corporate action of Seller.  This Agreement and the Other Documents to which Seller and/or the Seller’s Shareholder are a party have been duly executed and delivered by Seller and/or the Seller’s Shareholder, respectively, and constitute the valid and binding obligation of Seller and/or the Seller’s Shareholder, respectively, enforceable against Seller and/or the Seller’s Shareholder, respectively, in accordance with their respective terms, except as the enforcement thereof may be limited by bankruptcy, reorganization, moratorium, insolvency and other Laws of general applicability relating to or affecting creditors’ rights or general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).  Except as set forth in Schedule 5.18, neither Seller nor Seller’s Shareholder nor any of their respective Affiliates is subject to, or a party to, any charter, by-law, mortgage, Lien, lease, license, permit, contract, instrument, law, regulation or Order or any other restriction of any kind or character, which has a Material Adverse Effect, or which would prevent consummation of the transactions contemplated by this Agreement and the Other Documents or compliance by Seller or the Seller’s Shareholder with the terms, conditions and provisions of this Agreement and the Other Documents.  Except as set forth in Schedule 5.18, the execution, delivery and performance of this Agreement and the Other Documents and the consummation of the transactions contemplated hereby and thereby will not violate, conflict with or result in the breach of any provision of the organization documents or operating agreement of HotRocket or any of its Affiliates; violate, conflict with or result in the breach or material modification of any of the terms of, or constitute (or with notice or lapse of time or both constitute) a default under, or otherwise give any other contracting party the right to accelerate or terminate, any material obligation, Contract, agreement, Lien, Order or other instrument to which Seller or the Seller’s Shareholder or any of their respective Affiliates are a party or by or to which they or any of their respective assets or properties may be bound or subject; violate any Order of any Governmental Authority against, or binding upon Seller or the Seller’s Shareholder or any of their respective Affiliates or upon any of their respective assets; or violate any statute, Law or regulation of the United States or any state having jurisdiction; and, which violations, conflicts or breaches of any of the foregoing would have a Material Adverse Effect.  For purposes of this Section 5.18, the term Affiliate shall not include Clockwork.

5.19                           Required Approvals, Notices and Consents.

Except as set forth on Schedule 5.19 or Schedule 5.6, no consent or approval of, other action by, or notice to, any Governmental Authority, or any third party is required in connection with the execution and delivery by Seller and the Seller’s Shareholder of this Agreement and the Other Documents or the consummation by Seller and the Seller’s Shareholder of the transactions contemplated hereby or thereby.  The approval by the Seller’s Shareholder of this Agreement and the Other Documents and the consummation by Seller and the Seller’s Shareholder of the transactions contemplated hereby or thereby shall be obtained in accordance with applicable Law, including but not limited to the securities Laws of the United States and any state having jurisdiction of such matters.

5.20                           Disclosure.

This Agreement, the Delivered Financial Statements, any Schedule hereto, or any Other Document to be delivered as required under this Agreement, by or on behalf of Seller does not contain, or will not contain, any untrue statement of a material fact, and does not omit, or will not omit, any statement of a material fact required to be stated or necessary in order to make the statements contained herein or therein not misleading.

5.21                           Environmental Conditions.

Prior to the Closing Date Seller has operated Seller’s Business from the residence of Seller’s Shareholder.  No treatment, storage and disposal facilities for Hazardous Material, or hazardous waste disposal sites or underground storage tanks are or have been owned or used by Seller or any Affiliate thereof in connection with the Seller’s Business, and there are no sites at which hazardous wastes from the operation of the Seller’s Business have been disposed.

(1)                                  Seller is, and has been, in substantial compliance with all applicable Environmental Laws.

(2)                                  Neither Seller nor any Affiliate thereof has received any written notice of any Environmental Claim, and neither the Seller’s Shareholder nor Seller are aware, without any duty of inquiry, of any threatened Environmental Claim that remains outstanding.

(3)                                  Neither Seller nor any Affiliate thereof has entered into or agreed to or is subject to, any judgment, decree or Order of any Governmental Authority under any Environmental Laws, including, without limitation, relating to investigation, cleanup, remediation or removal of Hazardous Materials;

(4)                                  Hazardous Materials have not been generated, transported, treated, stored, disposed of, released or threatened to be released at, on, from or under any of the properties included among the assets of Seller or any Affiliate thereof in material violation of, or in a manner or to a location that is likely to give rise to material liability of Seller or any Affiliate thereof under any Environmental Laws; and

(5)                                  No approval is required under any Environmental Law for the acquisition of the Acquired Assets pursuant to this Agreement.

For purposes of this Section 5.21, the term Affiliate shall not include Clockwork.

5.22                           Health and Safety Conditions.

Neither Seller nor any Affiliate thereof has conducted any internal health and safety audits, or industrial hygiene surveys.  Seller and its Affiliates are in substantial compliance with the requirements of the Occupational Safety and Health Act and all other federal, state and local occupational health and safety laws, rules and regulations.  For purposes of this Section 5.22, the term Affiliate shall not include Clockwork.

5.23                           Copies of Documents.

Seller has caused to be made available for inspection and copying by Traffix or its officers or advisers, true and correct copies of all documents referred to in this Section 5 or in any Schedule furnished pursuant to this Section 5.

5.24                           Brokers.

No broker, finder, agent or similar intermediary has acted on behalf of the Seller’s Shareholder or Seller in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finder’s fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with any of the Seller’s Shareholder or Seller, or any action taken by any of them.

5.25                           Domain Names.

The Domain Names constitute all domain names that the Seller owns or possesses the right to use or that are otherwise used in the operation of the Seller’s Business.

5.26                           Interaction with Users.

Neither Seller nor any of its Affiliates has engaged, through its operational software or otherwise, in any of the following activities without first obtaining the consent of the applicable computer user:  (i) use of keystroke logging; (ii) interference with spyware blocking software or attempting to uninstall spyware; and /or (iii) using another Person’s computer to send spam or to open multiple advertisements that do not cease unless the browser is closed or the computer is turned off.  It is the standard operating procedure of Seller and each of its Affiliates to obtain electronically from each user of Seller’s or such Affiliate’s software such user’s prior consent to the installation of any software in such user’s computer.  For purposes of this Section 5.26, the term Affiliate shall not include Clockwork.

5.27                           EasySearchBar.

Seller’s Shareholder and Brian Rifkin (“Rifkin”) own collectively all of the issued and outstanding securities of EasySearchBar.  EasySearchBar has granted to each of Seller’s Shareholder and Rifkin a perpetual, non-exclusive, royalty-free license (the “EasySearchBar License”) to use any and all software owned, licensed or controlled by EasySearchBar.  Seller’s Shareholder has transferred and assigned to Seller all of its right, title and interest in and to the EasySearchBar License, free and clear of any Liens.  True, complete and correct copies of the executed EasySearchBar License and the documentation memorializing and effecting the aforementioned transfer and assignment are attached hereto as Schedule 5.27.  To the Knowledge of Seller or the Seller’s Shareholder, no claim of infringement or misappropriation of Trade Rights has been made against Seller’s Shareholder or Seller with respect to the EasySearchBar License and, the EasySearchBar License, and NEWCO’s use thereof, does not and will not infringe upon any Trade Rights of any third party.  The EasySearchBar License is included in the Acquired Assets.  EasySearchBar does not own or control any asset that is related to or necessary in the conduct of the Seller’s Business that is not included in the Acquired Assets.  There is no action, suit, proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before any Governmental Authority, pending or, to the Knowledge of Seller or the Seller’s Shareholder, threatened against or affecting EasySearchBar or any of its properties or rights, and to the Knowledge of Seller or the Seller’s Shareholder no event has occurred or circumstance exists that provides a valid basis for any such action, proceeding or investigation and that is reasonably likely to give rise to or serve as the basis for the commencement of any such action, proceeding or investigation.  EasySearchBar has no outstanding liabilities owing to its vendors.

5.28                           Adwerks.

Since its incorporation, Adwerks has not conducted or operated any business, owned any assets (other than the name Adwerks), earned any revenues or incurred any liabilities.  Seller’s Shareholder owns all of the issued and outstanding securities of Adwerks.  Seller’s Shareholder has caused Adwerks to transfer all of its right, title and interest in and to the name “Adwerks” to Seller, free and clear of all Liens.  Adwerks does not own or control any asset that is related to or necessary in the conduct of the Seller’s Business that is not included in the Acquired Assets.  Seller’s Shareholder has caused Adwerks’ website to be terminated.

5.29                           Clockwork.

Philip Colacioppo and Joseph Frevola own all of the issued and outstanding securities of Clockwork.  Clockwork has transferred and assigned to Seller all of its right, title and interest in and to (A) the name “Clockwork”; (B) the customer list of Clockwork; and (C) the contracts and agreements listed on Schedule 5.6B hereto, in each instance free and clear of any Liens.  True, complete and correct copies of the documentation memorializing and effecting the aforementioned transfers and assignments are attached hereto as Schedule 5.29.  Each of the items described in clauses (A), (B) and (C) above is included in the Acquired Assets.  Clockwork does not own or control any asset that is related to or necessary in the conduct of the Seller’s Business that is not included in the Acquired Assets.  There is no action, suit, proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before any Governmental Authority, pending or, to the Knowledge of Seller or the Seller’s Shareholder, threatened against or affecting Clockwork (or any subsidiaries thereof) or any of their respective properties or rights, and to the Knowledge of Seller or the Seller’s Shareholder no event has occurred or circumstance exists that provides a valid basis for any such action, proceeding or investigation and that is reasonably likely to give rise to or serve as the basis for the commencement of any such action, proceeding or investigation.  Except as disclosed on Schedule 5.29, Clockworks is not subject to any Order entered in any lawsuit or proceeding which has a Material Adverse Effect or which would prevent or interfere with the consummation of the transactions contemplated hereby.  Except as set forth on Schedule 5.29, Clockwork is in material compliance with all applicable federal, state and local Laws, regulations and Orders and all other applicable requirements of any Governmental Authority having jurisdiction over Clockwork or any of the Clockwork Assets.  Clockwork is not now charged with, and, to the Knowledge of Seller and the Seller’s Shareholder, is not now under investigation with respect to, any violation of any Law, regulation, or Order affecting the Clockwork Assets.  Except as set forth on Schedule 5.29, no consent or approval of, other action by, or notice to, any Governmental Authority, or any third party was required in connection with transfer and assignment by Clockwork of its right, title and interest in and to the Clockwork Assets to Seller.

5.30                           Seller’s Accounts Receivable and Payable.

Schedule 5.30 sets forth a list (true, complete and correct in all material respects) of all of the Seller’s outstanding accounts receivable and accounts payable as of December 31, 2004.

5.31                           Good Media Inventory.

All items of Media Inventory owned by Seller immediately prior to the Closing were acquired in the ordinary course of business, are merchantable and fit for the purpose for which such Media Inventories were procured, and are usable and saleable in the ordinary course of business of Purchaser.  Schedule 5.31 sets for a true, complete and accurate list of all Media Inventory included in the Acquired Assets.

6.                                      REPRESENTATIONS OF TRAFFIX AND PURCHASER.

Traffix and Purchaser represent and warrant to Seller and the Seller’s Shareholder as follows:

6.1                                 Existence and Good Standing.

Traffix and Purchaser are each corporations duly organized, validly existing and in good standing under the laws of Delaware and each has all requisite corporate power and authority to own, lease and operate all its properties and to carry on its business as now being conducted.  Neither Purchaser nor Traffix is required to qualify to do business in any jurisdiction such that the failure to qualify would have an adverse effect on the conduct of its business.  Traffix directly owns all of the capital stock of Purchaser.

6.2                                 Shares.

The Shares have been duly authorized and, when delivered at the Closing, will be validly issued, fully paid and non-assessable, will be free and clear of any liabilities, liens, security interests, pledges or encumbrances of any nature whatsoever, except such as may be created by Seller or the Seller’s Shareholder and except as the sale, pledge or other disposition thereof is limited by the provisions of the Securities Act and other applicable Blue Sky Laws, and will have been issued in accordance with the Securities Act and other applicable Blue Sky Laws.

6.3                                 Valid Agreements; Restrictive Documents.

Each of Traffix and Purchaser has corporate authority to execute, deliver and perform their respective obligations under this Agreement and the Other Documents to which it is a party, and all of the foregoing have been duly authorized by all necessary corporate action.  This Agreement and the Other Documents to which Traffix or Purchaser is a party, have been duly executed and delivered by Traffix and Purchaser, respectively, and constitute a valid and binding agreement of Traffix and Purchaser, respectively, enforceable against Traffix and Purchaser, respectively, in accordance with their respective terms, except as the enforcement thereof may be limited by bankruptcy, reorganization, moratorium, insolvency and other laws of general applicability relating to or affecting creditors’ rights or general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).  Except as set forth in any Schedule to this Agreement, Purchaser and Traffix are not subject to, or a party to, any charter, by-law, mortgage, lien, lease, license, permit, contract, instrument, law, rule, ordinance, regulation, or Order or any other restriction of any kind or character, which would prevent consummation of the transactions contemplated by this Agreement and the Other Documents, or compliance by Purchaser or Traffix with the terms, conditions and provisions of this Agreement and the Other Documents.  The execution, delivery and performance of this Agreement and the

Other Documents, and the consummation of the transactions contemplated hereby and thereby will not (i) violate, conflict with or result in the breach of any provision of the charter documents or by-laws of Traffix or Purchaser; (ii) violate, conflict with or result in the breach or material modification of any of the terms of, or constitute (or with notice or lapse of time or both constitute) a default under, or otherwise give any other contracting party the right to accelerate or terminate, any material obligation, contract, agreement, lien, Order or other instrument to which Traffix or Purchaser is a party or by or to which Traffix or Purchaser may be bound or subject; (iii) violate any Order of any Governmental Authority against, or binding upon, Traffix or Purchaser or any of their assets which violation will or may reasonably be expected to be materially adverse to the condition (financial or otherwise) of Traffix and Purchaser in the aggregate; or (iv) violate any statute, law or regulation of the United States or any State thereof which violation will or may reasonably be expected to be materially adverse to the condition (financial or otherwise) of Traffix and Purchaser in the aggregate.

6.4                                 Required Approvals, Notices and Consents.

Except as set forth on Schedule 6.4, no consent or approval of, other action by, or notice to, any Governmental Authority, or any third party is required in connection with the execution and delivery by Traffix or Purchaser of this Agreement and the Other Documents, or the consummation by Traffix or Purchaser of the transactions contemplated hereby or thereby.  No consent or approval of or other action by the securityholders of Traffix is required in connection with the execution and delivery by Traffix or Purchaser of this Agreement and the Other Documents, or the consummation by Traffix or Purchaser of the transactions contemplated hereby or thereby.

6.5                                 No Brokers.

No broker, finder, agent or similar intermediary has acted on behalf of Traffix or Purchaser in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with Traffix, Purchaser, or any action taken by Traffix or Purchaser.

6.6                                 Exchange Act Filings.

Traffix has filed all forms, reports and documents required to be filed by Traffix with the SEC. All such required forms, reports and documents are referred to herein as the “Traffix SEC Reports.”  As of their respective dates, the Traffix SEC Reports (i) were true and correct in all material respects, as of the dates filed with the SEC, (ii) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Traffix SEC Reports, and (iii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Traffix SEC Report.

7.                                      POST CLOSING COVENANTS.

7.1                                 General.

In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such reasonable further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.  Seller acknowledges and agrees that from and after the Closing Traffix and Purchaser will be entitled to possession of all documents, books, records (including tax records), agreements and financial data of any sort in its possession relating to Seller and the Seller’s Business.

7.2                                 Post-Closing Access.

Following the Closing and upon reasonable prior written notice, each party will afford to the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data of Seller or relating to the Seller’s Business, the Acquired Assets, the Acquired Liabilities or Seller in its possession and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any party or its Affiliates, (b) to prepare the financial information required by Section 7.3 hereof and (c) for any other reasonable business purpose.

7.3                                 Cooperation in Preparation of Securities Law Filings.

Seller and the Seller’s Shareholder agree to cooperate and to cause Seller’s Accountants to cooperate with Traffix and Traffix’s Accountants in the provision of such information and documents as may be reasonably required in order to complete any filings required under the Securities Act, the Exchange Act or other United States securities laws or Blue Sky Laws relating to the transactions described in this Agreement.  Without limiting the generality of the foregoing, Seller and Seller’s Shareholder shall execute and deliver all consents or waivers that may be required by Seller’s Accountants in connection with Purchaser’s or Traffix’s hiring of Seller’s Accountants for the purpose of meeting Traffix’s filing requirements under applicable Law.  Traffix shall reimburse Seller and Seller’s Shareholder for any reasonable out-of-pocket expenses incurred by them in connection with their cooperation under this Section 7.3.  Following the Closing Date, the parties hereto shall work together in good faith to determine promptly if any adjustments are necessary with respect to expenses arising out of the Seller’s Business that should be prorated between the parties, including any pre-paid expenses paid by Hot Rocket prior to the Closing covering periods after the Closing, such as pre-paid Media Inventory, pre-paid rent on the office space leased by Hot Rocket at 220 Mineola Boulevard, Mineola, New York, the security deposit paid by Hot Rocket in respect of such leased office space and usual and customary expenses normally prorated in transactions of this type.

7.4                                 Availability of Minimum Working Capital.

Traffix hereby warrants and represents that while the Contingent Purchase Price is subject to determination in accordance with this Agreement it shall make available for use by Purchaser working capital in an amount equal to at least the Minimum Working Capital as required by the terms hereof, provided that the applicable Operating Threshold is met (as determined in accordance with Section 7.7).

7.5                                 Survivability of Purchaser.

Traffix hereby warrants and represents that Purchaser will continue to operate as a wholly owned subsidiary of Traffix from the Closing Date until at least the fifth anniversary of the Closing Date.

7.6                                 Retention of Purchaser Business Subsequent to Termination of Employment of Seller’s Shareholder.

In the event the employment of Mark under his Employment Agreement (i) is terminated by Purchaser without Cause (as defined in the Employment Agreement) or (ii) is terminated by Mark For Good Reason (as defined in the Employment Agreement), in either case, from the date Mark’s employment is so terminated until the fifth anniversary of the Closing Date, Traffix and Purchaser will not divert any sources of revenue from Purchaser that were attributable to NEWCO EBITDA as of the date of such later termination, and will continue to recognize revenue consistent with its prior practices; provided the foregoing shall not serve as a limitation or constitute a waiver of any and all rights and remedies which Mark may have under the terms of this Agreement, the terms of the Employment Agreement or otherwise under applicable Law.

7.7                                 Post-Closing Management of NEWCO.

(a)                                  From the Closing Date up to and including the date upon which the Fourth Contingent Payment is due to be calculated (such period, the “Contingent Payment Period”), provided that the Operating Threshold is met at all times during Operating Threshold Period, Purchaser and Traffix, acting in good faith, shall (i) permit Mark as President of NEWCO to operate the business of NEWCO in the manner substantially similar to the manner in which the Seller’s Business was operated during the twenty-four (24) month period prior to the Closing Date (unless those practices are unreasonable or not consistent with prudent business practices), subject to the other provisions of Sections 7.7(a) and (b), and (ii) make funds, personnel and resources available on a timely basis so that the covenant in clause (i) above can be accomplished in a reasonable manner consistent with the amount and nature of same as a percentage of sales that were expended or used in the operation of the Seller’s Business as operated as of the Closing Date, and (iii) not take any action (other than actions enforcing Purchaser’s or Traffix’s rights under any other agreement between them and HotRocket or Mark) that would have the reasonably foreseeable consequence of reducing Mark’s ability as President of NEWCO to operate the business of NEWCO and Mark’s ability to receive the Contingent Payments, and (iv) cause NEWCO to be maintained as a separate wholly-owned subsidiary of Traffix.  During the Contingent Payment Period, neither Purchaser nor Traffix will take any of the following actions without the prior written approval of Mark, unless the obligations of Purchaser and Traffix in this Section 7.7(a) are assumed by the transferee or successor or surviving entity:  (i) sell, lease or otherwise dispose of all or a material portion of the assets of NEWCO; or (ii) effect any transaction that would be a consolidation or merger of NEWCO with or into any other corporation or corporations or the sale, transfer or assignment of securities of NEWCO.

(b)                                 Notwithstanding the restrictions on Purchaser and Traffix in Section 7.7(a), (i) Mark acknowledges that he will work with Purchaser and Traffix to implement reasonable operating efficiencies by consolidating certain general, administrative, legal, and accounting functions that are duplicated by Traffix’s and/or its Affiliates and Mark’s staff; provided, that the implementation of any suggested change by Purchaser and/or Traffix pursuant to this Section 7.7(b), other than a change to outside legal or accounting firms, shall be subject to the consent of Mark, which consent shall not be unreasonably withheld or delayed (the reasonableness of the granting or denial of such consent shall be determined by whether the requested change would interfere in a material manner with the maximization of NEWCO EBITDA during the Contingent Payment Period); provided, further, that the foregoing consent of Mark shall be required only for so long as the Operating Threshold is met, and (ii) such restrictions shall not be applied in a manner that would interfere with Traffix’ ability to implement such internal controls that satisfy the requirements of the legislation known as the Sarbanes-Oxley Act of 2002, the term “internal controls” being used in the same manner as under such legislation, or with Traffix’s ability to fulfill its reporting requirements under the Exchange Act.  Notwithstanding any provision in this Agreement to the contrary, all billing to NEWCO’s customers, collections of accounts receivable and all payments to NEWCO’s suppliers will be processed by Traffix.  Mark shall submit to Traffix all purchase orders, insertion orders and other supporting documentation necessary for Traffix to undertake the aforementioned processing, together with appropriate invoices prepared by Mark setting forth in reasonable detail the action to be taken by Traffix.  If any dispute arises from any such invoice submitted by Mark to Traffix, Mark and Traffix will work together to resolve such dispute promptly.

(c)                                  In determining whether the “Operating Threshold is met” under this Agreement, the provisions of this Section 7.7(c) shall apply.  The Operating Threshold shall be met if NEWCO’s average monthly Gross Profit for any two consecutive Calendar Quarters (as defined below) is equal to or greater than the Operating Threshold in effect during such Calendar Quarters.  The Operating Threshold in effect at any time during the term of this Agreement shall be determined as follows:

Time Period	Operating Threshold

For the period of twelve consecutive months beginning on the Start Date	$200,000 (average monthly Gross Profit for any two consecutive Calendar Quarters)

For the period of twelve consecutive months beginning on the first anniversary of the Start Date	$220,000 (average monthly Gross Profit for any two consecutive Calendar Quarters)

For the period of twelve consecutive months beginning on the second anniversary of the Start Date	$242,000 (average monthly Gross Profit for any two consecutive Calendar Quarters)

For the period of twelve consecutive months beginning on the third anniversary of the Start Date	$266,200 (average monthly Gross Profit for any two consecutive Calendar Quarters)

For the period of twelve consecutive months	$292,820 (average monthly Gross Profit for

beginning on the fourth anniversary of the Start Date	any two consecutive Calendar Quarters)

For purposes of this Section 7.7(c), the term “Gross Profit” shall mean NEWCO’s sales revenue less the cost of goods sold incurred by NEWCO to generate such revenues (i.e., cost of media, agency fees associated with such media, costs of products or premiums and other items commonly referred to as “cost of good sold”), for the period with respect to which a calculation is made.  If two Operating Thresholds shall apply to any period of two consecutive Calendar Quarters, the applicable Operating Threshold shall the weighted average of the two Operating Thresholds taking into account the portion of such period covered by each Operating Threshold.  By way of illustration, if during a period of two consecutive Calendar Quarters the Operating Threshold of $220,000 applies to four calendar months and the Operating Threshold of $242,000 applies to two calendar months, the applicable Operating Threshold shall be $227,333 ([($220,000 x 4) + ($242,000 x 2)] / 6).  For purposes of this Agreement, the term “Calendar Quarter” shall mean any period of three consecutive calendar months.

(d)                                 If the Operating Threshold is not met at any time during the Operating Threshold Period, Mark’s management authority under Section 7.7 shall be diminished in accordance with this Section 7.7(d).  From the time that the Operating Threshold is not met, prior to taking any action that constitutes a Significant Action, Mark must obtain the prior written approval of an executive officer of Traffix.  For purposes of this Section 7.7(d), Significant Action means one or more actions, or a series of related actions, that individually or in the aggregate with other such actions would result in NEWCO incurring an obligation to pay any Person $25,000 or more during any calendar month.

7.8                                 Non-competition.

(a)                                  Seller and Mark acknowledge that Traffix and Purchaser are relying on the following non-competition covenants as an essential inducement and condition precedent to their entering into this Agreement and acquiring the Acquired Assets hereunder.  Seller and Mark further acknowledge that the position of Mark as a shareholder, officer and employee of Seller required, and his position with Purchaser will require, the performance of services which are special, unique, extraordinary and of an intellectual character, and placed him in a position of confidence and trust with Seller and will place him in a position of confidence and trust with Traffix and Purchaser.  Seller and Mark therefore agree that it is reasonable and necessary for the protection of the goodwill and business of Traffix and Purchaser, including, without limitation, the goodwill attributable to the Seller’s Business, that Seller and Mark make the covenants contained herein.  Seller and Mark also acknowledge that Traffix’s business is conducted and its customers and prospective customers are located throughout Canada, the United States and the world and that therefore it is impossible to place a geographic limitation upon the scope of the restrictive covenants contained in this Section 7.8.

(b)                                 In consideration for the Purchase Price, each of Seller and Mark agrees that during the Restrictive Period (as such term is defined below), it or he, as the case may be, will not, directly or indirectly through any Affiliate or other intermediary (A) manufacture, produce, sell, market or otherwise promote any Competitive Product (as defined below) or serve as a partner, member, manager, director, officer or employee of, or consultant or advisor to, or in any manner own, control, manage, operate or otherwise participate or invest in, or be connected with, any individual or entity that engages in the marketing or sale of Competitive Products, or authorize the use of its or his name in connection therewith, or (B) for itself or himself, as the case may be, or on behalf of any other individual or entity, employ, engage or retain any person who at any time during the preceding 12-month period shall have been an employee of Traffix or Purchaser or their respective Affiliates, or contact any supplier, customer or employee of Traffix or Purchaser or their respective Affiliates for the purpose of soliciting or diverting any such supplier, customer or employee from Traffix or Purchaser or their respective Affiliates or otherwise adversely affecting Purchaser’s business.  As used in this Agreement, the term “Competitive Product” means any product or service that is substantially similar to any product or service developed, marketed, distributed or sold by (i) Seller or Mark or any of their respective Affiliates prior to the date of this Agreement or (ii) Traffix or NEWCO or their respective Affiliates during the Restrictive Period.

(c)                                  As used in this Agreement, the term “Restrictive Period” means the date that is the five (5) years from the Closing Date.

(d)                                 Seller and Mark acknowledge that a breach of the provisions of this Section 7.8 would irreparably damage Purchaser, and that once such a breach has occurred, there may be no accurate way of determining the amount of damage or loss suffered by Purchaser.  Seller and Mark therefore agree that, notwithstanding anything contained in this Agreement to the contrary, the terms of this Section 7.8 may be enforced through preliminary or final injunctive relief or other equitable remedy without having to prove irreparable injury and without the necessity for a bond or other security.

(e)                                  Seller and Mark acknowledge that the type and periods of restriction imposed in this Section 7.8 are fair and reasonable and are reasonably required for the protection of Traffix and Purchaser and the goodwill, business and assets of Traffix and Purchaser.  If any of the provisions of this Section 7.8 relating to time, geographical area, services, products, devices and/or information are deemed by a court of competent jurisdiction to be overly broad or for any other reason unenforceable, the parties agree that such restrictions herein as to time, geographical area, services, products, devices and/or information shall be reduced to such time, geographical area, services, products, devices and/or information as such court shall hold to be reasonable and legally enforceable.  In addition, if any court determines that any of the restrictive covenants contained in this Section 7.8, or any part thereof, is invalid or unenforceable, the remainder of the restrictive covenants shall not thereby be affected and shall be given full effect without regard to the invalid portions.

7.9                                 Key Employee Agreements.

At or promptly after the Closing, NEWCO shall enter into employment agreements with Philip Colacioppo and Joseph Frevola (collectively, the “Key Employees”) pursuant to the employment agreements annexed hereto as Schedule 7.9 (the “Key Employee Agreements”).

7.10                           Payment of Excluded Liabilities.

Seller’s Shareholder and Seller shall pay, perform and discharge when due all of the Excluded Liabilities, and Seller’s Shareholder shall take all action necessary or convenient to ensure that Seller fulfills its obligations under this Section 7.10.

7.11                           Purchase Price Allocation.

The parties shall work together in good faith to determine promptly after Closing the allocation of the Purchase Price (such allocation, the “Purchase Price Allocation”) among the Acquired Assets.  The Purchase Price Allocation shall be made in a manner consistent with Section 1060 of the Code.  Each of the parties hereto shall not, and shall not permit any of its Affiliates to, take a position (except as required pursuant to any Order) on any Tax Return or before any Governmental Authority charged with the collection of any Tax, or in any judicial proceeding, that is in any way inconsistent with the Purchase Price Allocation determined in accordance with this Section 7.11.  Any state or local sales tax or other transfer tax due with respect to the transfer of the Acquired Assets conveyed to the Purchaser shall be paid by Seller.

8.                                      SURVIVAL OF REPRESENTATIONS; INDEMNITIES.

8.1                                 Survival of Representations and Warranties of Seller and the Seller’s Shareholders.

The representations and warranties and covenants of Seller and Seller’s Shareholder and the indemnification obligations under Section 8.2 shall survive the execution and delivery of this Agreement and the Other Documents and the Closing hereunder for a period of twenty-four (24) months; provided, however, that the representations and warranties made in Sections 5.2, 5.5, 5.8, 5.16, 5.21 and 5.22, shall survive the execution of this Agreement and the Other Documents and the Closing hereunder until the date of expiration of the relevant federal, state or other statute of limitations; provided, further, however, that as to matters as to which any Indemnitee has given a proper Claims Notice under Section 8.4 on or prior to the expiration of the applicable survival period aforesaid, the right to indemnification with respect thereto shall survive the expiration of any such period until such claim is finally resolved and any obligations with respect thereto are fully satisfied.

8.2                                 Obligations of Seller and the Seller’s Shareholder to Indemnify.

Subject to Section 8.1, Seller and the Seller’s Shareholder, jointly and severally, agree to indemnify, defend and hold harmless Purchaser and Traffix, and their respective officers, directors, employees and agents, and any of their successors and assigns (collectively, “Traffix Indemnified Parties”) from and against any and all losses, liabilities, damages, deficiencies, demands, claims, actions, judgments or causes of action, assessments, costs or expenses (including, without limitation, interest, penalties and reasonable attorneys’ fees and disbursements) (“Claims”), whether such Claims are incurred in Purchaser’s or Traffix’s disputes with Seller or the Seller’s Shareholder or involving third-party claims against Purchaser or Traffix, based upon, arising out of or otherwise in respect of (i) any inaccuracy in or any breach of any representation, warranty, covenant or agreement of Seller or the Seller’s Shareholder contained in this Agreement or any of the Other Documents or (ii) any Claim based upon the operation of the Seller’s Business prior to the Closing Date, regardless of whether the same has been disclosed in this Agreement or Other Document or otherwise listed on any Schedule hereto; provided, however, that “Claims” shall not include any Claims that are Acquired Liabilities.

8.3                                 Survival of Representations and Warranties of Traffix and Purchaser.

(a)                                  Traffix’s and Purchaser’s representations and warranties, covenants and the indemnification obligations under Section 8.3(b) shall survive the execution and delivery of this Agreement and the Other Documents and the Closing for a period of twenty-four (24) months; provided, however, that (i) the representation and warranty made in Section 6.2, and (ii) the obligation to indemnify Seller and the Seller’s Shareholder for any Claim brought by a third party incurred by Seller or the Seller’s Shareholder based upon, arising out of, or otherwise in respect of, the operation of the Seller’s Business on or after the Closing Date, in each case as provided in Section 8.3(b), shall survive the execution of this Agreement and the Other Documents and the Closing hereunder until the date of expiration of the relevant federal, state or other statute of limitations; and provided, further, however, that as to matters as to which any Indemnitee has given a proper Claims Notice under Section 8.4 on or prior to the expiration of the applicable period aforesaid, the right to indemnification with respect thereto shall survive the expiration of any such period until such claim is finally resolved and any obligations with respect thereto are fully satisfied.

(b)                                 Subject to Section 8.3(a), Traffix and Purchaser agree, jointly and severally, to indemnify, defend and hold harmless Seller and the Seller’s Shareholder and their respective officers, directors, employees and agents, and any of their successors, heirs and assigns (collectively, “Seller Indemnified Parties”) from and against (i) any and all Claims based upon, arising out of or otherwise in respect of any inaccuracy in or any breach of any representation or warranty or covenant or agreement of Traffix or Purchaser contained in this Agreement or in any Other Document delivered by Traffix or Purchaser, and (ii) any Claim brought by any third party arising out of the operation of the Seller’s Business on or after the Closing Date.

8.4                                 Notice and Opportunity to Defend.

(a)                                  Promptly after receipt by any Seller Indemnified Party or Traffix Indemnified Party (the “Indemnitee”) of notice of any demand, claim or circumstance which, with the lapse of time, would or might give rise to a Claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) that may result in any Claim, the Indemnitee shall promptly give notice thereof (the “Claims Notice”) to the party obligated to provide indemnification pursuant to Section 8.2 or 8.3 (the “Indemnifying Party”).  The Claims Notice shall describe the Asserted Liability in reasonable detail, shall contain supporting documentation (if applicable), and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Claims that have been or may be suffered by the Indemnitee.  No indemnification obligation shall be imposed upon an Indemnifying Party unless a proper Claims Notice is given to that Indemnifying Party on or before the last day of the survival period for the representation, warranty, or covenant, the alleged breach of which forms the basis for the Claim.

(b)                                 The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability.  If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate with the Indemnifying Party and shall provide the Indemnifying Party access to its records and personnel relating to any such Asserted Liability, in each case, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability.  If the Indemnifying Party elects not to compromise or defend the Asserted Liability or fails to notify the Indemnitee of its election as herein provided, the Indemnitee may pay, compromise or defend such Asserted Liability at the expense of the Indemnifying Party, subject to the limitations contained in Section 8.4(c) on the obligations of the Indemnifying Party in respect of proposed settlements.  The Indemnitee shall have the right to employ its own counsel with respect to any Asserted Liability, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless (a) the employment of such counsel at the expense of the Indemnifying Party shall have been authorized in writing by the Indemnifying Party in connection with the defense of such action, or (b) such Indemnifying Party shall not have, as provided above, promptly employed counsel reasonably satisfactory to the Indemnitee to take charge of the defense of such action.  The Indemnitee, at its own cost, may employ separate counsel to assert, based on an opinion of counsel, one or more legal defenses available to it which are different from or additional to those available to such Indemnifying Party; the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnitee in respect of such different or additional defenses; provided that such defenses do not obstruct, interfere with or otherwise negatively impact those defenses or counterclaims asserted by the Indemnifying Party.  If the Indemnifying Party chooses to defend any Claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are reasonably requested by the Indemnifying Party and/or necessary or appropriate for such defense.

(c)                                  Notwithstanding the provisions of Section 8.4(b), neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim for which indemnification has been sought and is available hereunder, over the reasonable objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld or delayed.  If, however, the Indemnitee refuses to consent to a bona fide offer of settlement that the Indemnifying Party wishes to accept, the Indemnitee may continue to pursue such matter, free of any participation by the Indemnifying Party, at the sole expense of the Indemnitee.  In such event, the obligation of the Indemnifying Party to the Indemnitee shall be equal to the lesser of (i) the amount of the offer of settlement which the Indemnitee refused to accept plus the costs and expenses of the Indemnitee prior to the date the Indemnifying Party notified the Indemnitee of the offer of settlement, and (ii) the actual out-of-pocket amount the Indemnitee is obligated to pay as a result of the Indemnitee’s continuing to pursue such matter.

8.5                                 Limitations on Liability.

(a)                                  The indemnification obligations under Section 8.2 shall not apply to any Claims until the aggregate of all Claims suffered by the Traffix Indemnified Parties shall exceed the Indemnification Threshold, except as provided below.  In the event that Claims suffered by the Traffix Indemnified Parties do exceed the Indemnification Threshold, the Traffix

Indemnified Parties shall be entitled to recover from Seller and Seller’s Shareholder, on a joint and several basis, the full amount of such Claims in excess of the Indemnification Threshold subject to the limits of this Agreement.  In no event shall the indemnification obligations under Section 8.2 exceed in the aggregate the Indemnification Cap, except as provided below.  The limitations in this Section 8.5(a) (both the Indemnification Threshold and the Indemnification Cap) shall not apply to (1) any breach of the representations or warranties of Seller and Seller’s Shareholder in Sections 5.1, 5.5, 5.8, and 5.21, (2) any breach of any covenant or agreement or (3) any willful breach under this Agreement or any fraudulent act or omission.

(b)                                 The indemnification obligations under Section 8.3(b) shall not apply to any Claims until the aggregate of all Claims suffered by the Seller Indemnified Parties shall exceed the Indemnification Threshold, except as provided below.  In the event that Claims suffered by the Seller Indemnified Parties do exceed the Indemnification Threshold, the Seller Indemnified Parties shall be entitled to recover from Purchaser and Traffix, on a joint and several basis, the full amount of such Claims in excess of the Indemnification Threshold subject to the limits of this Agreement.  In no event shall the indemnification obligations under Section 8.3(b) exceed in the aggregate the Indemnification Cap, except as provided below.  The limitations in this Section 8.5(b) (both Indemnification Threshold and the Indemnification Cap) shall not apply to any willful breach under this Agreement or any fraudulent act or omission.

(c)                                  Any indemnification payment made by Seller hereunder shall be payable in a combination of cash and shares of Common Stock in the same proportion as the combination of cash and shares of Common Stock constituting the Fixed Purchase Price; provided that if Seller sells any shares of Common Stock after the Closing, the portion of any such indemnification payment payable in cash shall be increased by an amount equal to the product of (x) the number of shares of Common Stock sold by Seller after the Closing, multiplied by (y) the Closing Share Price.  The parties hereto agree that the value of each share of Common Stock at the time of any such indemnification payment shall be the Closing Share Price.

9.                                      MISCELLANEOUS.

9.1                                 Expenses.

Except as otherwise provided herein, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement and the Other Documents, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

9.2                                 Governing Law; Jurisdiction.

It is acknowledged by Seller and the Seller’s Shareholder that this Agreement has been negotiated with Traffix and Purchaser, each a corporation organized under the law of Delaware, U.S.A., with its principal place of business in Pearl River, New York, U.S.A., and that the governing law and jurisdictional provisions of this paragraph are an inducement to Traffix and Purchaser to enter into the transactions described in this Agreement.  THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT AND THE OTHER DOCUMENTS, AND ALL MATTERS RELATING HERETO, SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT

REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WAIVES ANY OBJECTION TO VENUE IN THE COUNTY OF NEW YORK AND STATE OF NEW YORK, OR SUCH DISTRICT, AND AGREES THAT SERVICE OF ANY SUMMONS, COMPLAINT, NOTICE OR OTHER PROCESS RELATING TO SUCH PROCEEDING MAY BE EFFECTED IN THE MANNER PROVIDED BY SECTION 9.4 OF THIS AGREEMENT.

9.3                                 Captions.

The article and section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

9.4                                 Notices.

Any notice or other communications required or permitted hereunder shall be in writing and shall be deemed effective (a) one day after the date of delivery to Federal Express or other nationally recognized courier service that provides a delivery receipt, if delivered by priority overnight delivery between any two points within the United States; or (b) five days after deposit in the mails, if mailed by certified or registered mail (return receipt requested) between any two points within the United States, and in each case of mailing, postage prepaid, addressed to a party at its address first set forth above, with copies to Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP, 750 Lexington Avenue, New York, New York 10022-1200, Attention:  Geoffrey A. Bass, Esq., and to Forchelli, Curto, Schwartz, Mineo, Carlino & Cohn, LLP, 330 Old Country Road, Mineola, New York 11501, Attention:  Barbara S. Alesi, Esq., or such other address as shall be furnished in writing by like notice by any such party.

9.5                                 Parties in Interest.

Except as otherwise provided elsewhere herein or in the Other Documents, this Agreement and the Other Documents may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law.  This Agreement and the Other Documents shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.  Except as otherwise provided elsewhere herein, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

9.6                                 Severability.

In the event any provision of this Agreement or the Other Documents is found to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement or such Other Documents shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

9.7                                 Counterparts.

This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

9.8                                 Entire Agreement; Amendments.

This Agreement, including all Schedules attached hereto, and the Other Documents contain the entire agreement of the parties and supersede any and all prior or contemporaneous agreements between the parties, written or oral, with respect to the transactions contemplated hereby.  This Agreement may not be changed or terminated orally, but may only be changed by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

Signature page to follow.

IN WITNESS WHEREOF, the individual party has executed and the corporate parties have each caused its corporate name to be hereunto subscribed by their respective duly authorized officers on the date first written above.

TRAFFIX, INC.

By:
Name: Joshua B. Gillon
Title: Executive Vice President

HOT ROCKET ACQUISITION CORP.

By:
Name: Joshua B. Gillon
Title: Executive Vice President

HOT ROCKET MARKETING INC.

By:
Name: Mark Colacioppo
Title: President

MARK COLACIOPPO